UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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United America Indemnity, Ltd.

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UNITED AMERICA INDEMNITY, LTD.

Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
MAY 25, 2007

TIME	9:00 a.m., local time, on Friday, May 25, 2007.

PLACE	The Burnaby Building, 16 Burnaby Street, Hamilton, Bermuda

ITEMS OF BUSINESS	(1) To elect eight directors of United America Indemnity, Ltd. to hold office as specified in the Proxy Statement.

(2) To approve an amendment to our Share Incentive Plan.

(3) To approve an amendment to our Amended and Restated Annual Incentive Awards Program.

(4) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm (“independent auditor”) for 2007 and to authorize our Board of Directors acting by its Audit Committee to set the fees for PricewaterhouseCoopers LLP.

(5) To act on various matters concerning certain of our non-U.S. subsidiaries.

(6) To transact such other business as may properly be brought before the Annual General Meeting or any adjournment or postponement thereof.

RECORD DATE	Our Board of Directors has fixed the close of business on April 3, 2007 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual General Meeting or any adjournment or postponement thereof.

IMPORTANT	It is important that your shares be voted at the Annual General Meeting. Please MARK, SIGN, DATE, and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Annual General Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the Proxy Statement.

By Order of the Board of Directors

Garland P. Pezzuolo
General Counsel

April 26, 2007

i

UNITED AMERICA INDEMNITY, LTD.

Walker House, 87 Mary Street
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands
www.uai.ky

PROXY STATEMENT

April 26, 2007

The Annual General Meeting of Shareholders of United America Indemnity, Ltd. will be held at the Burnaby Building, 16 Burnaby Street, Hamilton, Bermuda, at 9:00 a.m., local time, on Friday, May 25, 2007. We are mailing this Proxy Statement on or about May 4, 2007 to each holder of our issued and outstanding Class A common shares and Class B common shares entitled to vote at the Annual General Meeting in order to furnish information relating to the business to be transacted at the meeting. We have mailed our Annual Report to Shareholders for the fiscal year ended December 31, 2006 with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

Our Board of Directors has fixed the close of business on April 3, 2007 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual General Meeting and any adjournment or postponement thereof. On the record date, 24,677,364 Class A common shares and 12,687,500 Class B common shares were outstanding.

VOTING AND REVOCABILITY OF PROXIES

It is important that your shares be voted at the Annual General Meeting. Please MARK, SIGN, DATE, and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Annual General Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described below. The envelope is addressed to our transfer agent and requires no postage. If you receive more than one proxy card — because you have multiple accounts — you should sign and return all proxies received to be sure all of your shares are voted.

On each matter voted on at the Annual General Meeting and any adjournment or postponement thereof, each record holder of Class A common shares will be entitled to one vote per share and each record holder of Class B common shares will be entitled to ten votes per share. The holders of Class A common shares and the holders of Class B common shares will vote together as a single class.

The required quorum for the Annual General Meeting consists of one or more shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual General Meeting. Our directors are elected by a plurality of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting and entitled to vote; provided that if a majority of the votes cast at the Annual General Meeting are cast against any director, that director will not be elected. Approval of Proposals Two, Three and Four require the affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting and entitled to vote. With respect to Proposal Five regarding various matters concerning certain of our non-U.S. subsidiaries, our Board of Directors will cause our corporate representative or proxy to vote the shares of these subsidiaries, Wind River Reinsurance Company, Ltd. and Wind River Services, Ltd., in the same proportion as the votes received at the Annual General Meeting from our shareholders on these proposals.

If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count in determining whether a quorum is present. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

You may vote your shares at the Annual General Meeting in person or by proxy. All valid proxies received before the Annual General Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows:

•	“FOR” the election of all nominees for director of United America Indemnity, Ltd. named herein.

•	“FOR” the approval of the amendment to our Share Incentive Plan.

•	“FOR” the approval of the amendment to our Amended and Restated Annual Incentive Awards Program.

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2007 and the authorization of our Board of Directors acting by its Audit Committee to set the fees for PricewaterhouseCoopers LLP.

•	“FOR” each of the various matters concerning certain of our non-U.S. subsidiaries, including the election of all nominees for director and alternate director named herein of Wind River Reinsurance Company, Ltd. and Wind River Services, Ltd.

Except as discussed under “Proposal Five — Various Matters Concerning Certain of Our Non-U.S. Subsidiaries,” if any other business is brought before the Annual General Meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual General Meeting by (1) filing with our General Counsel an instrument revoking it or a duly executed proxy bearing a later date, or (2) by attending the Annual General Meeting and giving notice of revocation. Attendance at the Annual General Meeting, by itself, will not constitute revocation of a proxy.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

PROPOSAL ONE — ELECTION OF OUR DIRECTORS

Our amended and restated articles of association provide that the size of our Board of Directors shall be determined from time to time by our Board of Directors, but unless such number is so fixed, our Board of Directors will consist of eleven directors. Our Board of Directors has fixed the size of our Board of Directors at eight directors effective following the Annual General Meeting and has nominated eight persons for election as directors whose terms will expire at the 2008 Annual General Meeting of Shareholders, or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve as a director, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the Board of Directors may nominate.

Nominees for Director

Set forth below is biographical information concerning the persons nominated for election as directors of United America Indemnity, Ltd.:

Saul A. Fox, 53, has served as our Chief Executive Officer since February 2007, as a director on our Board of Directors since August 2003, as our Chairman since September 2003, and as Chief Executive of Fox Paine & Company since he co-founded Fox Paine & Company in 1997. Prior to founding Fox Paine & Company, Mr. Fox was general partner with Kohlberg, Kravis & Roberts & Co. During his thirteen years with Kohlberg, Kravis & Roberts & Co., Mr. Fox led a focused investment effort in the global insurance and reinsurance sectors. This effort included the 1992 acquisition of American Reinsurance Corp. and the 1995 acquisition of Canadian General Insurance Company. Mr. Fox was Chairman of the Executive Committee of the Board of Directors for both companies. Prior to joining Kohlberg, Kravis & Roberts & Co., Mr. Fox was an attorney specializing in tax, business law, and mergers and acquisitions, and participated significantly in law firm management at Latham & Watkins LLP, an international law firm headquartered in Los Angeles, California. Mr. Fox received a B.S. in Communications from Temple University in 1975 (summa cum laude) and a J.D. from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is a director of Alaska Communications Systems Holdings, Inc. and a member of the Board of Overseers, University of Pennsylvania Law School. Mr. Fox was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Amended and Restated Shareholders Agreement dated as of December 15, 2003, as further amended by Amendment No. 1 to the Amended and Restated Shareholders Agreement dated as of April 10, 2006, among United National Group, Ltd. (now United America Indemnity, Ltd.), Fox Paine & Company and the Ball family trusts (the “Shareholders Agreement”).

Robert M. Fishman, 57, has served as President and Chief Executive Officer of United America Insurance Group since February 2007, as our Chief Executive Officer from November 2006 through February 2007, and as a director on our Board of Directors since November 2006. From November 2005 through November 2006, Mr. Fishman was President and Chief Executive Officer of Arag Insurance Company, a provider of legal insurance and related services. From July 2004 through February 2005, Mr. Fishman served as President of Quanta Holdings. Prior to joining Quanta Holdings, Mr. Fishman was employed with Zurich Financial for 10 years, where he served as Executive Vice President and Chief Underwriting Officer from 2002 through June 2004, as President of Diversified Products from 1999 through 2001 and as Executive Vice President — Specialties Division from 1994 through 1999. From 1992 through 1994, Mr. Fishman was a Vice President and General Manager with Lexington Insurance Company. From 1984 through 1992, Mr. Fishman was a Vice President with Progressive Risk Management Services. Mr. Fishman received a B.A. in Economics from Hofstra University in 1971 and a J.D. from the University of Toledo School of Law in 1973.

Troy W. Thacker, 34, has served as a director on our Board of Directors since August 2003, as our Vice Chairman from December 2003 through May 25, 2007 and as a Managing Director at Fox Paine & Company since 2004. Mr. Thacker served as a Director of Fox Paine & Company from 2003 to 2004 and as a Vice President of Fox Paine & Company from 2001 to 2002. Prior to joining Fox Paine & Company, Mr. Thacker was an investment professional at Gryphon Investors, Inc., a San Francisco, California based private equity firm, which he joined after receiving his M.B.A. from Harvard Business School in 2000. From 1997 through 1998, Mr. Thacker was employed by SCF Partners, a private equity firm, and from 1995 through 1997,

Mr. Thacker was an analyst at Morgan Stanley & Co. Mr. Thacker received a B.S. in Chemical Engineering from Rice University in 1995. Mr. Thacker is a director of Paradigm Geotechnology and is also a director of WRCA (Cyprus) Holding Limited. Mr. Thacker was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

John J. Hendrickson, 46, has served as a director on our Board of Directors since December 2003. Mr. Hendrickson is a Managing Partner with SFRi, LLC, an independent investment and advisory firm specializing in insurance and related sectors. Mr. Hendrickson was a Managing Director with Fox-Pitt, Kelton Inc., the investment banking subsidiary of Swiss Re, from 2003 through 2004. From 1995 to 2003, he held various positions within Swiss Re including head of Swiss Re’s merchant banking division from 1998 to 2003, during which period he was a member of the Executive Board of Swiss Re, and founding partner of Securitas Capital, the private equity unit of Swiss Re, from 1995 to 1998. From 1985 to 1995, Mr. Hendrickson held various positions within the investment banking division at Smith Barney. Mr. Hendrickson has also been a director of Validus Reinsurance Ltd., a catastrophe reinsurer based in Bermuda, since December 2005. He serves as Trustee of the San Francisco Opera and is a member of the Board of Overseers of St. John’s University School of Risk Management. Mr. Hendrickson received a B.A. in History from Stanford University in 1982 and an M.S. in Industrial Engineering from Stanford University in 1983. Mr. Hendrickson was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

Edward J. Noonan, 48, has served as a director on our Board of Directors since December 2003 and as Chairman and Chief Executive Officer of Validus Reinsurance Ltd., a catastrophe reinsurer based in Bermuda, since December 2005. Mr. Noonan also served as our Acting Chief Executive Officer and President from February 2005 to October 2005 and September 2005 to October 2005, respectively. Mr. Noonan retired from American Re-Insurance Corporation in 2002. Mr. Noonan worked with American Re-Insurance from 1983 until March 2002. He served as President and Chief Executive Officer of that company from March 1997 through March 2002. Mr. Noonan also served as Chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re-Insurance, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983. Mr. Noonan received a B.S. in Finance from St. John’s University in 1979 (cum laude). Mr. Noonan is a director of the St. Mary Medical Center Foundation and is also a director of Central Mutual Insurance Company and All American Insurance Company, property and casualty insurance companies based in Ohio.

Stephen A. Cozen, 67, has served as a director on our Board of Directors since May 2004. Mr. Cozen is the founder and has been Chairman of Cozen O’Connor, a Philadelphia-based law firm specializing in insurance related and commercial litigation, since 1970. Mr. Cozen is a Fellow in the American College of Trial Lawyers and was formerly an officer and director of the Federation of Defense and Corporate Counsel. Mr. Cozen serves on numerous education and philanthropic boards, including the Kimmel Center for Performing Arts in Philadelphia, the Federation of Jewish Agencies, the National Museum of American Jewish History, the University of Pennsylvania’s Institute for Law and Economics and its Law School’s Board of Overseers. In 2002, he was elected to the reconstituted Board of Directors for the Shoah Foundation and was awarded the Anti-Defamation League’s (ADL) highest honor, The 25th Annual Americanism Award.  Mr. Cozen is also a director of Assured Guaranty Ltd., a financial guarantee insurer headquartered in Bermuda. Mr. Cozen was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

Richard L. Duszak, CPA, 65, has served as a director on our Board of Directors since April 2005. Mr. Duszak retired from full-time employment as an audit partner in January 2000 after more than 36 years with the public accounting firm of KPMG LLP. He currently is the Executive Director and Chief Financial Officer of The Papal Foundation, a not-for-profit organization. Since October 2006, Mr. Duszak has served as the Chief Financial Officer of Pine Environmental Services, Inc., a privately-owned company that rents and sells environmental monitoring, sampling and safety equipment, where he held the same position from March 2004 through October 2005. He was Chairman of The CEO Group, an organization of chief executive officers that functions as an advisory board from July 2002 through January 2007. From 2003 to January 2005,

Mr. Duszak was a director of Penn-America Group, Inc. He was also a member of Penn-America Group, Inc.’s Audit and Compensation Committees and the Chairman of the Nominating and Governance Committee.

Larry A. Frakes, 55, has served as a director on our Board of Directors since April 24, 2007. Mr. Frakes retired from Everest National Insurance Company, a subsidiary of Everest Re Group, Ltd. (NYSE:RE) on January 31, 2007. Mr. Frakes served as President and Chief Executive Officer of Everest National Insurance Company from June 2001 through January 2007. From June 1997 through June 2001, Mr. Frakes served as President of Everest National Insurance Company. From November 1996 through June 1997, Mr. Frakes served as an Executive Vice President of Everest National Insurance Company. During Mr. Frakes’ tenure at Everest National Insurance Company, he also served as an officer and director of various affiliated companies. Prior to joining Everest National Insurance Company in 1996, Mr. Frakes served as Senior Vice President and Director of Empire Insurance Group from November 1991 through November 1996. From 1970 through 1991, Mr. Frakes held various positions with CIGNA. Mr. Frakes received a B.S. in Business Administration from Northern Kentucky University in 1976. Mr. Frakes was nominated for election as a director by Fox Paine & Company pursuant to its rights under the Shareholders Agreement.

Board and Board Committee Information

Meetings and Independence Requirements

Our Board of Directors held five meetings in 2006 and took actions by unanimous written consent, as needed. In 2006, Dr. Kenneth J. Singleton attended fewer than 75% of the aggregate of (1) the total number of meetings of our Board of Directors and (2) the total number of meetings held by the Audit and Section 162(m) Committees of our Board of Directors. Dr. Singleton resigned from our Board of Directors effective April 24, 2007.

The Annual General Meeting will be our fourth annual general meeting of shareholders. We encourage our directors to attend annual general meetings of our shareholders. No directors attended our 2006 Annual General Meeting.

United America Indemnity, Ltd. is a “controlled company” as defined in Rule 4350(c)(5) of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Fox Paine & Company. See “Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from the requirements of Rule 4350(c) with respect to (1) having a majority of independent directors on our Board, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

Board Committees

Our Board of Directors has established the following committees: (1) the Audit Committee, (2) the Compensation Committee, (3) the Nominating and Governance Committee, (4) the Executive Committee, (5) the Operating Committee and (6) the Section 162(m) Committee.

Audit Committee

The Audit Committee held six meetings in 2006 and took actions by unanimous written consent or otherwise, as needed. The Audit Committee is comprised of John J. Hendrickson, Richard L. Duszak and Larry A. Frakes. Prior to Mr. Frakes’ appointment to the Audit Committee on April 24, 2007, Dr. Kenneth J. Singleton served as a member of the Audit Committee. Mr. Hendrickson is the Chair of the Audit Committee.

Our Board of Directors has determined that Messrs. Hendrickson, Duszak and Frakes each qualify as “independent directors” as that term is defined in the NASDAQ Marketplace Rules and the rules of the Securities and Exchange Commission. Our Board of Directors has also determined that all three members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ Marketplace Rules and that Mr. Hendrickson qualifies as the “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. Please see Mr. Hendrickson’s biographical information under the heading “Nominees for Director” in Proposal One for his relevant experience.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and the independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with the independent auditor the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.uai.ky.

Compensation Committee

The Compensation Committee held five meetings in 2006 and took actions by unanimous written consent or otherwise, as needed. The Compensation Committee is currently comprised of Stephen A. Cozen, Saul A. Fox, and Troy W. Thacker. Mr. Cozen is Chair of the Compensation Committee.

The primary duties of the Compensation Committee are to formulate, evaluate, and approve the compensation of our executive officers and to oversee all equity compensation programs. The Compensation Committee also reviews and approves any forms of employment contracts, severance arrangements, change in control provisions, and other compensatory arrangements with our executive officers. A complete description of the Compensation Committee’s functions is set forth in its charter, a copy of which is available on our website at www.uai.ky.

The Compensation Committee meets several times each year in conjunction with regularly-scheduled Board meetings and as needed at other times. Its meetings are chaired by a member of the Compensation Committee, currently Mr. Cozen. Management participates in meetings at the invitation of the Compensation Committee, providing financial data on which compensation decisions are based, publicly-available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. At each meeting an executive session is held without members of management present. In the course of its activities, the Compensation Committee may appoint a subcommittee consisting of one or more of its members with respect to particular tasks. The members of the Compensation Committee also make recommendations to the Board regarding non-employee director compensation, albeit through their service as the three members of our Nominating and Governance Committee.

With respect to performance-based compensation, our management proposes a budget for the upcoming year which is subject to Board review and approval. The Compensation Committee then establishes compensation opportunities (both on an annual and long-term basis) for our executive officers based on the Board-approved targets, subject to the subsequent approval of the Section 162(m) Committee, and evaluates and approves compensation on the basis of this achievement. Establishment of goals for a particular year and evaluation of achievement relative to the prior year generally take place in the first quarter of each calendar year.

The Compensation Committee periodically evaluates the competitiveness of our executive compensation programs, using information drawn from a variety of sources such as published survey data on similarly-sized companies within the industry in which we operate, information supplied by independent consultants and management, and its own experience in recruiting and retaining executives. The Compensation Committee has the authority to retain outside advisors and consultants in connection with its activities, and has the sole authority to approve any such advisors’ and consultants’ fees.

Further discussion regarding the Compensation Committee’s processes for setting executive compensation is set forth under “Compensation Discussion and Analysis — Our Compensation Philosophy.”

Section 162(m) Committee

The Section 162(m) Committee currently consists of three directors who are “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and “outside directors” under Section 162(m) of the Internal Revenue Code — Messrs. Duszak, Hendrickson and Frakes. Prior to Mr. Frakes’ appointment to the Section 162(m) Committee on April 24, 2007, Dr. Kenneth J. Singleton served as a member of the Section 162(m) Committee. The primary purpose of the Section 162(m) Committee is to oversee our policies on structuring compensation programs for executive officers in order to preserve tax deductibility and, as and when required, to establish and certify the attainment of performance goals pursuant to Section 162(m) of the Internal Revenue Code. The Section 162(m) Committee may also approve grants of equity compensation to our executive officers. A complete description of the Section 162(m) Committee’s functions and composition is set forth in its charter, which was most recently adopted in April 2007. A copy of our Section 162(m) Committee Charter is available on our website at www.uai.ky.

The Section 162(m) Committee meets during the year to establish targets and to review and certify achievement with respect to previously-established targets and as needed at other times. Its meetings are chaired by a member of the Section 162(m) Committee and are occasionally held in executive session without members of management present. The Section 162(m) Subcommittee held four meetings in 2006. Management and members of the Compensation Committee may participate in 162(m) Committee meetings at the invitation of the Section 162(m) Committee, providing financial data on which compensation decisions are based, compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management and members of the Compensation Committee may also propose financial targets on which performance will be judged.

Nominating and Governance Committee

The Nominating and Governance Committee held two meetings in 2006 and took actions as necessary. The Nominating and Governance Committee is currently comprised of Saul A. Fox, Troy W. Thacker, and Stephen A. Cozen. The principal duties of the Nominating and Governance Committee are to recommend to the Board nominees for directors and directors for Board committee membership, to develop and recommend to the Board a set of corporate governance policies for United America Indemnity, Ltd., to establish criteria for recommending new directors, and to identify, screen, and recruit new directors.

A copy of our Nominating and Governance Committee Charter is available on our website at www.uai.ky.

Executive Committee

The Executive Committee did not hold any meetings in 2006, but took actions by unanimous written consent or otherwise, as needed. The Executive Committee is currently comprised of Saul A. Fox and Troy W. Thacker. The Executive Committee has the authority between meetings of the full Board of Directors to exercise the powers of the Board of Directors, other than those reserved for the Audit Committee, the Compensation Committee, the Section 162(m) Committee, the Nominating and Governance Committee, the Operating Committee, or the full Board of Directors.

Operating Committee

The Operating Committee is currently comprised of Saul A. Fox, Troy W. Thacker and Edward J. Noonan. The Operating Committee held no meetings in 2006, but took actions as needed. The purpose of the Operating Committee is to oversee a number of policies relating to the day-to-day operations of our operating subsidiaries, including our underwriting policies (including approving exceptions to our underwriting policies), our reinsurance and risk management processes, and our investment guidelines.

Shareholder Nominations to our Board of Directors and Other Communications

The Board of Directors considers the recommendations of the Nominating and Governance Committee with respect to the nominations of directors, but otherwise retains authority over the identification of such nominees. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding director nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidates’ qualifications, along with confirmation of the candidates’ consent to serve as a director if elected. Candidates for our Board of Directors are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. Recommendations for director nominees should be sent to the Nominating and Governance Committee c/o United America Indemnity, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands or e-mailed to info@uai.ky. The written recommendation should be submitted in the time frame described under the caption “Shareholder Proposals” below.

Our Board of Directors also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board of Directors, or one or more specific members of our Board, should communicate in a writing addressed to the specified addressees c/o United America Indemnity, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands or in an e-mail to info@uai.ky.

Director Compensation

The following table provides compensation information for the one year period ended December 31, 2006 for each member of our Board of Directors.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards(1)	Awards	Compensation	Earnings	Compensation	Total

Saul A. Fox(2)		$59,512	—	—	—	—	$59,512
Robert M. Fishman(3)	—	—	—	—	—	—	—
Troy W. Thacker	$21,375	$35,625	—	—	—	—	$57,000
John J. Hendrickson	$38,250	$63,758	—	—	—	—	$102,008
Edward J. Noonan	—	$58,748	—	—	—	—	$58,748
Dr. Kenneth J. Singleton	$27,375	$45,625	—	—	—	—	$73,000
Stephen A. Cozen	$32,063	$53,449	—	—	—	—	$85,512
Richard L. Duszak	$31,500	$52,505	—	—	—	—	$84,005
W. Dexter Paine, III(4)	—	$16,020	—	—	—	—	$16,020
Russell C. Ball, III(4)	$6,948	$11,600	—	—	—	—	$18,548
Michael J. McDonough(4)	$6,948	$11,594	—	—	—	—	$18,542
Dr. M. Moshe Porat(4)	$7,885	$13,157	—	—	—	—	$21,042
Robert A. Lear(4)	$6,560	$10,929	—	—	—	—	$17,489

(1)	For 2006, the amount of the Annual Retainer Non-Employee Directors are eligible to receive was: (1) $40,000 for all Non-Employee Directors; (2) an additional $20,000 for Non-Employee Directors who serve on the Audit Committee in a capacity other than Chairperson of such Committee; (3) an additional $30,000 for the Non-Employee Director who chairs the Compensation Committee; and (4) an additional $40,000 for the Non-Employee Director who chairs the Audit Committee. All Non-Employee Directors receive (a) $2,500 for each Board meeting attended and each meeting of any committee of the Board attended in person; and $1,000 for each Board meeting attended and each meeting of any committee of the Board attended by telephonic means (such monies and Annual Retainer, “Fees”); and (b) reimbursement for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

All Fees are payable in either (1) 37.5% in cash and 62.5% in a whole number of our Class A Common Shares (“Shares”) produced by dividing the product of the retainer by the closing market price of the Shares on the NASDAQ Global Market on the last business day of the then-current calendar quarter (the “Payment Date”) or (2) entirely in Shares, at the option of the Non-Employee Director. The amount to be paid to the Non-Employee Director will include an additional cash payment (a gross-up) for the payment of the par value ($.0001) for each Share awarded.

Shares payable to a Non-Employee Director are fully vested upon the applicable Payment Date, but may not be transferred, sold or otherwise disposed of earlier than the occurrence of (1) a change of control of United America Indemnity, Ltd., (2) such Non-Employee Director’s death or (3) the three-year anniversary of the applicable Payment Date. These Shares are issued under our Share Incentive Plan.

(2)	The fees paid to Mr. Fox were earned prior to Mr. Fox being appointed our Chief Executive Officer.

(3)	See Summary Compensation Table for disclosure related to Robert M. Fishman, who is also President and Chief Executive Officer of United America Insurance Group.

(4)	Messrs. Paine, Ball, McDonough, Porat and Lear were not nominated for election to the Board of Directors at the 2006 Annual General Meeting of Shareholders and, therefore, only served as members of our Board of Directors through May 24, 2006.

Required Vote

The eight nominees receiving the highest number of votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be elected directors; provided that if a majority of the votes cast at the Annual General Meeting are cast against any director, that director will not be elected.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL TWO — APPROVAL OF AMENDMENT TO OUR SHARE INCENTIVE PLAN

Our Board of Directors adopted our Share Incentive Plan (the “Share Incentive Plan”) on September 15, 2003 and Amendment No. 1 to the Share Incentive Plan on November 25, 2003. Both the Share Incentive Plan and Amendment No. 1 were approved by a simple majority of our shareholders at the May 4, 2004 Annual General Meeting. On March 21, 2005, our Board of Directors adopted an amendment to our Share Incentive Plan which increased the number of shares available in the Share Incentive Plan from 2,500,000 to 5,000,000 shares and made certain other technical changes to the Share Incentive Plan. This Amendment No. 2 was approved by a simple majority of our shareholders at the May 4, 2005 Annual General Meeting. On March 14, 2006, our Board of Directors adopted Amendment No. 3 to the Share Incentive Plan. Amendment No. 3 added to the performance criteria pursuant to which equity awards may be granted, become vested, or otherwise are awarded, along with two minor changes. On March 28, 2006, the Section 162(m) Committee of our Board of Directors approved the addition of the performance criterion contained in Amendment No. 3. Amendment No. 3 was approved by a simple majority of our shareholders at the May 25, 2006 Annual General Meeting. On April 25, 2007, our Board of Directors adopted Amendment No. 4 to the Share Incentive Plan. Amendment No. 4 (i) eliminated our Compensation Committee’s discretion with respect to adjustments of outstanding awards under the Share Incentive Plan following an equity restructuring and (ii) provided that the performance criteria set forth under the Share Incentive Plan may be supplemented by reference to per share determinations. On April 25, 2007, the Section 162(m) Committee approved the addition of the performance criterion contained in Amendment No. 4.

The purpose of the Share Incentive Plan, as amended, is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, consultants, and non-employee directors, and to provide us with a share-based plan providing incentives linked to our financial results and to increases in shareholder value. Set forth below is a general description of the Share Incentive Plan and proposed Amendment No. 4. Such description is qualified in its entirety by reference to the Share Incentive Plan, which is incorporated herein by reference to Appendix C of our Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on April 12, 2004, Appendix A of our Proxy Statement filed with the SEC on April 4, 2005, Appendix A of our Proxy Statement filed with the SEC on April 10, 2006 and Amendment No. 4 to the Share Incentive Plan, which is attached as Appendix A to this Proxy Statement.

Information Regarding our Share Incentive Plan

Administration

The Share Incentive Plan is administered by our Compensation Committee (the “Committee”), which is comprised of Saul A. Fox, Stephen A. Cozen and Troy W. Thacker, except that certain specific performance targets will be approved by the Section 162(m) Committee, comprised of John J. Hendrickson, Richard L. Duszak and Larry A. Frakes, with respect to the executives covered by Section 162(m) of the Code (as defined below). The Committee has full authority to administer and supervise the Share Incentive Plan, to determine the persons to whom awards will be granted, to determine the terms and conditions of each award, to determine the number of Class A common shares to be covered by each award, and to interpret the terms and provisions of the Share Incentive Plan and any award issued thereunder.

Eligibility and Types of Awards

Persons who are officers, directors, employees, or consultants of our company or of our affiliates, or who are otherwise performing services for our company or any of our affiliates, are eligible to receive nonstatutory stock options, restricted shares, and other share-based awards under the Share Incentive Plan. All of our employees and employees of our affiliates that qualify as subsidiaries or parent corporations (within the meaning of Section 424 of the U.S. Internal Revenue Code (the “Code”)) are eligible to be granted incentive stock options under the Share Incentive Plan. We estimate that approximately 400 persons are currently eligible to receive stock options, restricted shares, and other share-based awards under the Share Incentive Plan and that approximately 375 persons (excluding our non-employee directors and employees of certain of our affiliates) are currently eligible to receive incentive stock options under the Share Incentive Plan. The

Committee designates the employees to whom awards will be made, the times at which awards will be granted, and the number of shares to be granted.

Available Shares

The maximum number of Class A common shares with respect to which awards may be granted under the Share Incentive Plan is 5,000,000, which may be either authorized and unissued Class A common shares or Class A common shares held in or acquired for treasury. If any restricted shares or other share based awards are cancelled or if any option terminates without being exercised, the Class A common shares subject to such awards will again be available for distribution in connection with awards under the Share Incentive Plan. In addition, if Class A common shares have been delivered or exchanged as full or partial payment to us for payment of the exercise price of an award, or for payment of withholding taxes associated with an award, or if the number of Class A common shares otherwise deliverable has been reduced for payment of the exercise price or for payment of withholding taxes, the Class A common shares delivered, exchanged or reduced will again be available for purposes of granting awards under the Share Incentive Plan, except with respect to the awards of incentive stock options.

The maximum number of Class A common shares subject to any option which may be granted under the Share Incentive Plan to any individual may not exceed 800,000 Class A common shares (subject to certain adjustments) during any fiscal year. To the extent that Class A common shares for which awards are permitted to be granted to an individual during a fiscal year are not covered by an award in that fiscal year, the maximum number of Class A common shares available for awards to such individual in subsequent fiscal years will automatically increase by the amount of Class A common shares not awarded until such shares are later awarded. No individual may be granted in any fiscal year awards which are contingent upon the attainment of performance goals covering more than 400,000 Class A common shares (subject to certain adjustments).

The number of Class A common shares available for future awards or underlying any previous awards may be adjusted in the event of any merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, share split, reverse share split, extraordinary dividend, sale or transfer of all or part of our assets or business, or other change in our corporate structure. Similarly, subject to shareholder approval of Amendment No. 4, the number of Class A common shares covered by any award and the exercise price of an award will be adjusted upon such events. On April 3, 2007, the closing sale price of our Class A common shares, as reported by the Nasdaq Global Market, was $23.74 per share.

Awards Under the Share Incentive Plan

The following types of awards are available under the Share Incentive Plan:

Options.  The Committee may grant nonstatutory stock options and incentive stock options to purchase our Class A common shares. The Committee has the authority to determine the number of Class A common shares subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an incentive stock option granted to a ten percent shareholder)), the exercise price, the vesting schedule (if any), and the other material terms of each option. No incentive stock option may have an exercise price less than the fair market value of our Class A common shares at the time of grant (or, in the case of an incentive stock option granted to a 10% shareholder, 110% of fair market value). The exercise price of an option granted to a California participant (as defined in the Share Incentive Plan) may not be less than (1) 85% of the fair market value of our Class A common shares at the time of grant and (2) 110% of the fair market value of our Class A common shares at the time of grant for an option granted to a California participant who is a ten percent shareholder.

Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee and the exercisability of such options may be accelerated by the Committee in its sole discretion, provided, however, that any options granted to California participants who are not directors, officers, managers, or consultants must be exercisable at a rate of no less than 20% per year over five years from the date of grant. Participants may not transfer any options received under the Share Incentive Plan other than (1) by will or by the laws of descent and distribution or (2) as otherwise expressly permitted under the applicable option agreement.

Restricted Shares.  The Committee may award restricted Class A common shares under the Share Incentive Plan. The Committee has the authority to determine the persons to whom and the time or times at which restricted shares will be awarded, the number of restricted shares to be awarded to any individual, the purchase price, the conditions for vesting, the time or times within which such awards may be subject to cancellation, repurchase, and restriction on transfer, and any other terms and conditions of the awards. Recipients of restricted shares are required to enter into a restricted share purchase or award agreement with us that states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. The Committee may waive such restrictions at any time. Upon the award of restricted shares, the recipient will possess certain rights of ownership during the restriction period, including, without limitation, the right to vote the shares and the right to receive any cash dividends or distributions with respect to such shares. However, the Committee may provide in the applicable restricted share agreement that the payment of cash dividends and distributions will be automatically deferred and reinvested in additional restricted shares, held subject to the vesting of the underlying restricted shares, or held subject to meeting conditions applicable only to dividends and distributions.

Unless otherwise specified in a restricted share agreement, upon an individual’s termination of employment with us for any reason during the relevant restriction period, all unvested restricted shares will be forfeited to us, without compensation. Any right we may have to repurchase restricted shares from a California participant upon termination of employment must be at a purchase price that is at least equal to the original purchase price of the shares; however, our obligation to repurchase the shares at such price lapses at a rate of no less than 20% of the shares per year over five years from the date the restricted shares are granted.

Other Share-Based Awards.  The Committee may grant other share-based awards under the Share Incentive Plan that are payable in, valued in whole or in part by reference to, or otherwise based on or related to our Class A common shares, including, without limitation, Class A common shares awarded purely as a bonus and not subject to any restrictions or conditions, Class A common shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by us or a subsidiary, share appreciation rights (either separately or in tandem with options), share equivalent units, and awards valued by reference to the book value of our Class A common shares.

The Committee has the authority to determine the persons to whom and time or times at which such awards may be made, the number of Class A common shares to be awarded pursuant to or referenced by such awards, and all other conditions of the awards. Class A common shares issued on a bonus basis may be issued for no cash consideration. Class A common shares purchased pursuant to an awarded purchase right will be priced as determined by the Committee. Grants of other stock-based awards may be subject to such conditions, restrictions, and contingencies as the Committee may determine, which may include, without limitation, continuous service with us or one of our affiliates and/or the achievement of certain performance goals based on one or more of the performance criteria set forth in the Share Incentive Plan. If approved, Amendment No. 4 would provide that these performance criteria may be supplemented by per share determinations.

Term, Amendment, and Termination

The Share Incentive Plan will expire on September 5, 2013. Awards outstanding as of the expiration date will not be affected or impaired by the expiration and will continue to be subject to the terms of the Share Incentive Plan.

Our Board of Directors or our Committee may at any time amend any or all of the provisions of the Share Incentive Plan, or suspend or terminate it entirely, prospectively or retroactively. However, unless otherwise required by law or specifically provided in the Share Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension, or termination may not be impaired without such participant’s consent. In addition, without the approval of our shareholders, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 162(m) of the Code, or, to the extent applicable to incentive stock options, Section 422 of the Code, no amendment may be made that would: (1) increase the aggregate number of Class A common shares that may be issued; (2) increase the maximum individual participant share limitations for a fiscal year; (3) change the classification of participants eligible to receive awards; (4) decrease the minimum exercise price of any option; (5) extend the maximum option term; or (6) require shareholder approval in order for the Share Incentive Plan to continue to comply with the applicable provisions, if any, of Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or, to the extent applicable to incentive stock options, Section 422 of the Code.

Certain U.S. Federal Income Tax Consequences

The rules concerning the U.S. federal income tax consequences with respect to options granted and to be granted pursuant to the Share Incentive Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications that may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences of the issuance and exercise of options to the recipient and to us under the Share Incentive Plan. In addition, the following discussion does not set forth any gift, estate, social security, or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Nonstatutory Stock Options.  A recipient will not realize any taxable income upon the grant of a nonstatutory stock option and, with respect to nonstatutory options granted to persons who are officers, directors, employees, or consultants of our U.S. subsidiaries, our U.S. subsidiaries will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonstatutory stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the Class A common shares on the date of exercise over the exercise price. Upon a subsequent sale of the Class A common shares by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period for Class A common shares.

The ordinary income recognized with respect to the issuance of shares upon the exercise of a nonstatutory stock option granted to an employee or director of one of our U.S. subsidiaries may be subject to withholding taxes and information reporting. The tax basis of Class A common shares acquired on the exercise of a nonstatutory stock option will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by the recipient as a result of the receipt of such Class A common shares. The holding period for such Class A common shares for purposes of determining short or long-term capital gain will begin upon the exercise of the option (subject to special rules if a deferral period applies).

If a recipient exercises a nonstatutory stock option by delivering other Class A common shares previously owned by him or her, the recipient will not recognize gain or loss with respect to the exchange of such Class A common shares, even if their then fair market value is different from the recipient’s tax basis. Such recipient, however, will be taxed as described above with respect to the exercise of a nonstatutory stock option as if the recipient had paid the exercise price in cash, and to the extent the recipient is employed by one of our U.S. subsidiaries, such U.S. subsidiary generally will be entitled to an equivalent tax deduction. So long as the recipient receives a separate identifiable share certificate therefore, the tax basis and the holding period for the number of Class A common shares received on such exercise that is equal to the number of shares surrendered on such exercise will be equal to the tax basis and include the holding period of those shares surrendered. The recipient’s tax basis and holding period for the additional Class A common shares received on exercise of the option paid for, in whole or in part, with Class A common shares will be the same as if the recipient had exercised the option solely for cash.

To the extent that a recipient is employed by one of our U.S. subsidiaries, such U.S. subsidiary generally will be entitled, subject to the possible application of Sections 162(m) and 280G of the Code, to a deduction in connection with the exercise of a nonstatutory stock option in an amount equal to the income recognized by the recipient.

Incentive Stock Options.  In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the recipient (except possible alternative minimum tax upon an exercise) or a deduction to our U.S. subsidiaries. The aggregate fair market value of our Class A common shares (determined at the date of grant) with respect to which incentive stock options can be exercisable for the first time by a recipient during any calendar year cannot exceed $100,000. Any excess will be treated as a nonstatutory stock option. If the recipient (1) does not sell the Class A common shares received pursuant to the exercise of the incentive stock option within either two years after the date of the grant of the incentive stock option or one year after the date of exercise and (2) was employed by us or one of our U.S. subsidiaries at all times during the period beginning on the date of the grant of the option and ending on the day three months before the date of such exercise, then any gain or loss realized on a subsequent disposition of the Class A common shares will be treated as long-term capital gain or loss. Under such circumstances, the U.S. subsidiary for which the recipient was employed will not be entitled to any deduction for U.S. federal income tax purposes.

If the recipient disposes of the Class A common shares acquired upon exercise of the incentive stock option within either of the above mentioned time periods or was not employed by us or one of our U.S. subsidiaries during the entire applicable period, the recipient will generally realize as ordinary income an amount equal to the lesser of (1) the fair market value of the Class A common shares on the date of exercise over the exercise price or (2) the amount realized upon disposition over the exercise price. Any gain realized in excess of the amount of ordinary income recognized or the loss, if any, will be treated as a capital gain or loss. To the extent the recipient was employed by one of our U.S. subsidiaries, such U.S. subsidiary will be entitled to a corresponding tax deduction, subject to the application of Sections 162(m) and 280G of the Code.

All Options.  With regard to both incentive stock options and nonstatutory stock options, the following also apply: (1) any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their nonstatutory stock options, (2) our entitlement to a tax deduction is subject to applicable tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation), (3) if the exercisability or vesting of any award is accelerated because of a change of control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which amounts may be subject to excise taxes, and (4) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and its four other most highly compensated executive officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any recipient during a specified period or the plan under which the options are granted is approved by shareholders and is administered by a compensation committee comprised of outside directors. The Share Incentive Plan is intended to satisfy these requirements with respect to all awards of options.

Future Plan Awards

Because future awards under the Share Incentive Plan will be based upon a range of prospective factors including the nature of services to be rendered by prospective officers, directors, employees, or consultants, and their achievement of identified performance goals and potential contributions to the success of our company, actual awards cannot be determined at this time.

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the approval of Amendment No. 4 to our Share Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”
APPROVAL OF THE AMENDMENT TO OUR SHARE INCENTIVE PLAN.

PROPOSAL THREE — APPROVAL OF AMENDMENT TO OUR
AMENDED AND RESTATED ANNUAL INCENTIVE AWARDS PROGRAM

We have an annual bonus program, the Amended and Restated United America Indemnity, Ltd. Annual Incentive Awards Program (the “Program”), which provides benefits to certain officers based on our financial performance with respect to the prior fiscal year. The purpose of this program is to encourage increased efficiency and profitability and reward employees’ contributions to corporate success. On March 14, 2006, our Board of Directors adopted Amendment No. 1 to the Program which added to the performance criteria pursuant to which awards under the Program may be made. On March 28, 2006, the Section 162(m) Committee of our Board of Directors approved supplementing the performance criteria as provided under Amendment No. 1. This Amendment No. 1 was approved by a simple majority of our shareholders at the May 25, 2006 Annual General Meeting. On April 25, 2007, our Board of Directors adopted Amendment No. 2 to the Program, which (i) provided that the performance criteria under the Program may be supplemented by per share determinations, (ii) redefined a “Program Year” to be any consecutive period of twelve months or less between January 1 and December 31, (iii) increased the $1,000,000 limitation on any “Award” opportunities under the Program to $3,000,000 and (iv) provided that except as otherwise provided in an Award, a Participant shall be entitled to receive the Award no later than March 15 of the year following the Program Year to which the payment relates. On April 25, 2007, the Section 162(m) Committee approved supplementing the performance criteria as provided under Amendment No. 2.

Set forth below is a general description of the Program and proposed Amendment No. 2. Such description is qualified in its entirety by reference to the Program, which was attached as Appendix B to the Proxy Statement we filed with the SEC on April 4, 2005, Amendment No. 1, which was attached as Appendix B to the Proxy Statement we filed with the SEC on April 10, 2006, and Amendment No. 2, which is attached as Appendix B to this Proxy Statement.

Information Regarding Our Amended and Restated Annual Incentive Awards Program

Administration

The Program is administered by the Compensation Committee, which is comprised of Saul A. Fox, Stephen A. Cozen and Troy W. Thacker, except that certain specific performance targets will be approved by the Section 162(m) Committee, comprised of John J. Hendrickson, Richard L. Duszak and Larry A. Frakes, with respect to the executives covered by Section 162(m) of the Code (as defined in Proposal Two) (the “Covered Participants”).

Designation of Participants

The Compensation Committee shall designate employees (or classes of employees) as being “Participants” eligible to receive “Awards” under the Program. The Compensation Committee shall create different sets of Award opportunities (“Tiers”) and shall assign each Participant to a Tier. With respect to non-Covered Participants, the Compensation Committee may designate, if it so elects, certain employees to determine eligibility, Award opportunities and/or Award amounts from a bonus pool designated by the Compensation Committee for such non-Covered Participants (or Tiers thereof). To be an eligible Participant, an individual must meet the requisite criteria both at the beginning and end of the Program Year (as defined in the Program, and which “Program Year” would be amended, if approved by Amendment No. 2, to mean any consecutive period at twelve months or less between January 1 and December 31), except where the Participant’s employment has terminated due to retirement, death, or disability. We estimate that approximately 400 employees are eligible for grants under the Program.

Awards

Unless otherwise provided, Participants will earn an Award upon achieving certain performance goals, as such goals are selected and determined by the Compensation Committee (“Performance Goals”). If the Compensation Committee so elects, certain Participants who are not Covered Participants may be eligible for discretionary bonuses based on their individual performance.

The Compensation and Section 162(m) Committees will establish the specific Performance Goals that must be attained to receive Awards under the Program. Upon receipt of the earnings reports for United America Indemnity, Ltd., the Section 162(m) Committee shall determine whether and to what extent the Performance Goals for the Program year were achieved. The Section 162(m) Committee may, in its sole discretion, elect to pay a Participant an amount that is less than or more than what the Participant’s Award would otherwise be under the Program; provided that in no instance shall the Section 162(m) Committee increase the amounts otherwise payable to a Covered Participant.

No Award shall be paid to any Covered Participant before the Section 162(m) Committee certifies in writing that the relevant Performance Goals were satisfied.

Award Opportunities

A Participant’s Award opportunity shall be determined by the Compensation Committee and may provide for different levels of Awards depending on varying achievement of the Performance Goals. The Award opportunities may be expressed as a percentage of the base salary of the Participant and may range from 5% to 200%, or may be expressed as specific dollar amounts; provided that an Award shall not exceed $1,000,000. If approved, Amendment No. 2 would increase the $1,000,000 limit on any Award to a Participant to $3,000,000.

Performance Criteria

Performance Goals shall be based on the attainment of certain target levels or percentages of one or more of the following performance criteria of United America Indemnity, Ltd. (“Performance Criteria”): (i) revenue; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on shareholders’ equity; (viii) economic value added targets based on a cash flow return on investment formula; (ix) the fair market value of Class A common shares; (x) the growth in the value of an investment in assuming the reinvestment of dividends; (xi) GAAP insurance operating ratios; (xii) controllable expenses or costs or other expenses or costs; or (xiii) achievement of certain targets with respect to our book value, assets or liabilities.

In addition, such Performance Criteria may be based upon the attainment of specified levels of performance by United America Indemnity, Ltd. (or any subsidiary, division or other operational unit of United America Indemnity, Ltd.) under one or more of the measures described above relative to the performance of other corporations. Subject to shareholder approval of Amendment No. 2, such Performance Criteria may be supplemented by per share determinations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Section 162(m) Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify, or amend such business criteria.

Amendment and Termination

Our Board of Directors (or the Compensation Committee) reserves the right to amend, suspend or terminate the Program or to adopt a new plan in place of the Program at any time; provided that no such amendment shall, without prior shareholder approval in accordance with applicable law to the extent required for the Program to continue to comply with the requirements of Section 162(m) of the Code: (i) materially alter the Performance Criteria; (ii) change the class of eligible employees; (iii) increase the maximum amount that can be awarded under the Program; or (iv) implement any other change to a provision of the Program. Further, no amendment, suspension, or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award otherwise payable under the Program.

Future Program Awards

Because future awards under the Program will be based upon prospective factors including the nature of services to be rendered by the Participants under the Plan and their potential contributions to our success, actual awards cannot be determined at this time.

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the approval of Amendment No. 2 to the Program.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”
APPROVAL OF AMENDMENT NO. 2 TO OUR AMENDED AND RESTATED
ANNUAL INCENTIVE AWARDS PROGRAM.

PROPOSAL FOUR — RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PWC”) as our independent auditor for 2007. At the Annual General Meeting, shareholders will be asked to ratify this appointment and to authorize our Board of Directors acting by its Audit Committee to set the fees for PWC.

A representative of PWC is expected to be available telephonically to respond to appropriate questions from shareholders. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Auditor

The following table shows the fees that were billed to us by PWC for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005.

Fee Category	2006	2005

Audit Fees	$1,001,000	$860,000
Audit-Related Fees	0	0
Tax Fees	206,713	308,342
All Other Fees	9,000	3,000
Total Fees	$1,216,713	$1,171,342

Audit Fees

This category includes fees for the audit of our annual financial statements and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by PWC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” This includes fees for services in connection with audits of our 401(k) plans and review of our registration statements and prospectuses. For 2006 and 2005, no fees were paid to PWC for such services.

Tax Fees

This category includes fees for tax compliance, tax advice, and tax planning. The services included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities.

All Other Fees

This category includes fees for products and services provided by PWC that are not included in the services reported above. For 2006 and 2005, the amount of “All Other Fees” consists of fees for on-line accounting research services and compensation surveys.

Pre-Approval of Services

To ensure that our independent auditor maintains the highest level of independence, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditor. To assure that the provision of these services does not impair the independence of the independent auditor, unless a type of service to be provided by the independent auditor has been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the service requires the Audit Committee’s separate pre-approval. Any proposed services exceeding the pre-approved cost levels set forth in the Audit Committee Pre-Approval Policy require the Audit Committee’s separate pre-approval. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditor; it does not apply to similar services performed by persons other than our independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will at least annually, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in February 2007.

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the ratification of the appointment of PWC as our independent auditor for 2007 and the authorization of our Board of Directors acting by its Audit Committee to set the fees for PWC.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE
APPOINTMENT OF PWC AS OUR INDEPENDENT AUDITOR FOR 2007 AND THE
AUTHORIZATION OF OUR BOARD OF DIRECTORS ACTING BY ITS AUDIT
COMMITTEE TO SET THE FEES FOR PWC.

PROPOSAL FIVE — VARIOUS MATTERS CONCERNING
CERTAIN OF OUR NON-U.S. SUBSIDIARIES

Under our amended and restated articles of association, if we are required or entitled to vote at a general meeting of certain of our non-U.S. subsidiaries, our Board of Directors must refer the matter to our shareholders and seek authority from our shareholders for our corporate representative or proxy to vote in favor of the resolutions proposed by these subsidiaries. We are submitting the matters described below concerning Wind River Reinsurance Company, Ltd. and Wind River Services, Ltd. to our shareholders for their approval at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote the shares in these subsidiaries in the same proportion as the votes received at the Annual General Meeting from our shareholders on the matters proposed by these subsidiaries.

Wind River Reinsurance Company, Ltd.

We are the sole shareholder of Wind River Reinsurance Company, Ltd. It is proposed that we be authorized to vote in favor of the following matters at the annual general meeting of Wind River Reinsurance Company, Ltd.

Proposal 5(A)(1) — Election of Directors and Alternate Directors

The board of directors of Wind River Reinsurance Company, Ltd. has nominated three persons for election as directors and two persons for election as alternate directors whose terms will expire at the 2008 annual general meeting of shareholders of Wind River Reinsurance Company, Ltd., or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the board of directors of Wind River Reinsurance Company, Ltd. may nominate.

Set forth below is biographical information concerning the persons nominated for election as directors of Wind River Reinsurance Company, Ltd.

Alan Bossin, 55, has served on the board of directors of Wind River Reinsurance Company, Ltd. since October 2003 and as counsel at Appleby Hunter Bailhache, a Hamilton, Bermuda based law firm, since 1999. Prior to joining Appleby Hunter Bailhache, Mr. Bossin served as a lawyer at Blaney McMurty Stapells Friedman, a Toronto, Canada based law firm. From 1987 through 1998, Mr. Bossin was employed by the global insurance broker Johnson & Higgins Ltd (later Marsh & McLennan) as Canadian general counsel, and from 1983 through 1986, Mr. Bossin served as counsel at Insurance Bureau of Canada, the Toronto, Canada based national property and casualty insurance trade association. Mr. Bossin attended the University of Guelph and obtained an LL.B. from the University of Windsor in 1979. He is a member of both the Law Society of Upper Canada and the Bermuda Bar.

Larry A. Frakes.  Mr. Frakes has served on the board of directors of Wind River Reinsurance Company, Ltd. since April 2007. For additional information, see the biographical information for Mr. Frakes in Proposal One.

David R. Whiting.  Mr. Whiting has served on the board of directors of Wind River Reinsurance Company, Ltd. since May 2006. For additional information, see the biographical information for Mr. Whiting in “Additional Information — Executive Officers.”

Set forth below is biographical information concerning the persons nominated for election as alternate directors of Wind River Insurance Company, Ltd.

Janita Burke Waldron, 32, has served as an alternate director to Alan Bossin to the board of directors of Wind River Reinsurance Company, Ltd. since October 2003 and as an associate at the law firm of Appleby Hunter Bailhache since 1999. Prior to joining Appleby Hunter Bailhache, Ms. Burke Waldron was a pupil from 1998 through 1999 at Bermuda Government — Attorney General’s Chambers in Hamilton, Bermuda. Ms. Burke Waldron received a LLB (Honors) Degree from the University of Warwick.

Richard H. Black, 54, is a new nominee as an alternate director to David R. Whiting to the board of directors of Wind River Reinsurance Company, Ltd. Mr. Black has served as Vice President and Chief

Financial Officer of Wind River Reinsurance Company, Ltd. since July 2006. From 1998 until 2005, Mr. Black provided consulting services to various Bermuda companies. From 1981 through 1997, Mr. Black held various senior positions at AIG (1981-1983), Pinnacle Re (1984-1991), Centre Re (1991-1994) and Stockton Re (1994-1997). Mr. Black is a member of the Institute of Chartered Accountants in England & Wales and is a director of various Bermuda companies, including affiliates of Macquarie Bank, affiliates of the Thomas Miller Group, and The Shipowners Insurance & Guaranty Company Ltd.

Proposal 5(A)(2) — Appointment of Independent Auditor

The board of directors of Wind River Reinsurance Company, Ltd. has appointed PricewaterhouseCoopers, Hamilton, Bermuda, as the independent auditor of Wind River Reinsurance Company, Ltd. for the fiscal year ending December 31, 2007. At the Annual General Meeting, shareholders will be asked to ratify this appointment. Representatives of the firm are not expected to be present at the meeting.

Other Matters

In addition to the matters set forth above for which we are soliciting your proxy, we expect that the financial statements of Wind River Reinsurance Company, Ltd. for the year ended December 31, 2006, together with the report of the independent auditors in respect of these financial statements, will be presented for approval at the annual general meeting of Wind River Reinsurance Company, Ltd. in accordance with Bermuda law. We will refer this matter to our shareholders present in person and entitled to vote at the Annual General Meeting. We are not asking you for a proxy with respect to this matter and you are requested not to send us a proxy with respect to this matter.

We know of no other specific matter to be brought before the annual general meeting of Wind River Reinsurance Company, Ltd. that is not referred to in this Proxy Statement. If any other matter properly comes before the annual general meeting of Wind River Reinsurance Company, Ltd., our corporate representative or proxy will vote in accordance with his or her judgment on such matter.

Required Vote

Our Board of Directors will cause our corporate representative or proxy to vote the shares in Wind River Reinsurance Company, Ltd. in the same proportion as the votes received at the Annual General Meeting from our shareholders on the above proposals.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR OF WIND RIVER
REINSURANCE COMPANY, LTD., AND “FOR” THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS AS THE INDEPENDENT AUDITOR OF WIND RIVER
REINSURANCE COMPANY, LTD. FOR 2007.

Wind River Services, Ltd.

Wind River Reinsurance Company, Ltd. is the sole shareholder of Wind River Services, Ltd. It is proposed that Wind River Reinsurance Company, Ltd. be authorized to vote in favor of the following matters at the annual general meeting of Wind River Services, Ltd.

Proposal 5(B)(1) — Election of Directors and Alternate Directors

The board of directors of Wind River Services, Ltd. has nominated two persons for election as directors and two persons for election as alternate directors whose terms will expire at the 2008 annual general meeting of shareholders of Wind River Services, Ltd., or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the board of directors of Wind River Services, Ltd. may nominate.

Set forth below is biographical information concerning the persons nominated for election as directors of Wind River Services, Ltd.

Alan Bossin.  Mr. Bossin has served on the board of directors of Wind River Services, Ltd. since May 2004. For additional information, see the biographical information for Mr. Bossin in Proposal (5)(A)(1).

David R. Whiting.  Mr. Whiting has served on the board of directors of Wind River Services, Ltd. since May 2006. For additional information, see the biographical information for Mr. Whiting in “Additional Information — Executive Officers.”

Set forth below is biographical information concerning the persons nominated for election as alternate directors of Wind River Services, Ltd.

Janita Burke Waldron.  Ms. Burke Waldron has served as alternate director to Alan Bossin to the board of directors of Wind River Services, Ltd. since May 2005. For additional information, see the biographical information for Ms. Burke Waldron in Proposal (5)(A)(1).

Richard H. Black.  Mr. Black is a new nominee as an alternate to David R. Whiting to the board of directors of Wind River Services, Ltd. For additional information, see the biographical information for Mr. Black in Proposal (5)(A)(1).

Proposal 5(B)(2) — Appointment of Independent Auditor

The board of directors of Wind River Services, Ltd. has appointed PricewaterhouseCoopers, Hamilton, Bermuda, as the independent auditor of Wind River Services, Ltd. for the fiscal year ending December 31, 2007. At the Annual General Meeting, shareholders will be asked to ratify this appointment. Representatives of the firm are not expected to be present at the meeting.

Proposal 5(B)(3) — Waiver of Separate Audit and Audited Financial Statements

The board of directors of Wind River Services, Ltd. has recommended the waiver of a separate auditors’ report and audited financial statements for the year ended December 31, 2006. In accordance with Bermuda law, a company may waive the requirement of preparing audited financial statements if approved by its shareholders. While it is proposed that Wind River Services, Ltd. will no longer have a separate auditor’s report, Wind River Services, Ltd. will continue to be audited as part of the overall audit of United America Indemnity, Ltd.

Other Matters

We know of no other specific matter to be brought before the annual general meeting of Wind River Services, Ltd. that is not referred to in this Proxy Statement. If any other matter properly comes before the annual general meeting of Wind River Services, Ltd., our corporate representative or proxy will vote in accordance with his or her judgment on such matter.

Required Vote

Our Board of Directors will cause our corporate representative or proxy to vote the shares in Wind River Services, Ltd. in the same proportion as the votes received at the Annual General Meeting from our shareholders on the above proposals.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR OF WIND RIVER
SERVICES, LTD., “FOR” THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS AS THE INDEPENDENT AUDITOR OF WIND RIVER
SERVICES, LTD. FOR 2007, AND “FOR” THE WAIVER OF
AUDITED FINANCIAL STATEMENTS FOR WIND RIVER SERVICES, LTD.
FOR THE YEAR ENDED DECEMBER 31, 2006.

ADDITIONAL INFORMATION

Executive Officers

Set forth below is certain biographical information with respect to the executive officers of United America Indemnity, Ltd. who do not also serve on our Board of Directors. In this Proxy Statement, the term “United National Insurance Companies” includes the insurance and related operations conducted by United National Insurance Company and its subsidiaries, including American Insurance Adjustment Agency, Inc., Diamond State Insurance Company, J.H. Ferguson and Associates, LLC, International Underwriters, LLC, United National Casualty Insurance Company, and United National Specialty Insurance Company. The term “Penn-America Companies” includes the insurance and related operations conducted by Penn-America Insurance Company, Penn-Star Insurance Company and Penn-Patriot Insurance Company. The term “United America Insurance Group” refers to the insurance and related operations conducted by the United National Insurance Companies and the Penn-America Companies.

The biographies for Messrs. Fox and Fishman are set forth above under the caption “Nominees for Director” in Proposal One.

Kevin L. Tate, 51, has served as our Chief Financial Officer since September 2003, as Senior Vice President of the United National Insurance Companies since 1990 and as Chief Financial Officer of the United National Insurance Companies from 1990 to August 2005. Mr. Tate joined the United National Insurance Companies in 1984 as Vice President and Controller. Prior to joining the United National Insurance Companies, Mr. Tate served as a senior auditor at Deloitte Haskins & Sells from 1978 to 1982. In 1982, he joined the then parent company of the United National Insurance Companies, American Manufacturing Corporation as Manager of Financial Accounting. Mr. Tate is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Tate received a B.S. in Accounting and Finance from Lehigh University in 1978.

Richard S. March, 66, has served as United America Insurance Group’s Senior Vice President and General Counsel since February 2006 and as General Counsel and Senior Vice President of the United National Insurance Companies since 1996. Previously, he served as our General Counsel from October 2004 to February 2006. Prior to joining the United National Insurance Companies, Mr. March represented the United National Insurance Companies in various capacities at the Philadelphia law firm of Galfand, Berger, Lurie, Brigham & March during his 31 years in private practice with that firm. Although not an employee of the United National Insurance Companies during that time, Mr. March served as an officer and General Counsel throughout most of those years. Mr. March received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1962 and an L.L.B. from the University of Pennsylvania School of Law in 1965.

David R. Whiting, 52, has served as President and Chief Executive Officer of Wind River Reinsurance Company, Ltd. since November 2006 and was President and Chief Executive Officer of our Non-U.S. Operations (which was comprised of Wind River Insurance Company (Barbados) Ltd. and Wind River Insurance Company, Ltd.) from April 2006 through November 2006. From 2005 through April 2006, Mr. Whiting was President and Chief Executive Officer of Ascendant Reinsurance Ltd., a newly formed Class 4 Bermuda domiciled reinsurer. From 2003 through 2005, Mr. Whiting was President of Quanta Reinsurance Ltd., a Class 4 Bermuda domiciled reinsurer. From 1993 through 2003, Mr. Whiting was a Member of Senior Management of Swiss Reinsurance Company and was the Chief Non Life Underwriting Officer of Swiss Re’s Bermuda and Barbados carriers and branches. From 1991 through 1992, Mr. Whiting was Vice President of the Centre Reinsurance Companies. From 1985 through 1991, Mr. Whiting was Vice President — Underwriting of Pinnacle Reinsurance Company Limited based in Hamilton, Bermuda. Mr. Whiting received a Bachelor of Mathematics with majors in actuarial and computer sciences from the University of Waterloo in 1978. His professional qualifications include the following: Fellowship Casualty Actuarial Society, Member American Academy of Actuaries, Member International Actuarial Association, Chartered Property Casualty Underwriter and Chartered Financial Analyst.

Compensation Committee Report

The Compensation Committee has reviewed the following Compensation Discussion and Analysis with our management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee — Fiscal Year 2006

Stephen A. Cozen, Chairperson
Saul A. Fox
Troy W. Thacker

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis focuses on the compensation of the executive officers (the “named officers”) listed in the Summary Compensation Table that follows. The named officers for 2006 were Robert M. Fishman, President and Chief Executive Officer, United America Insurance Group and former Chief Executive Officer of United America Indemnity, Ltd.; Kevin L. Tate, Chief Financial Officer, United America Indemnity, Ltd.; David R. Whiting, President and Chief Executive Officer of Wind River Reinsurance Company, Ltd.; Richard S. March, Senior Vice President and General Counsel, United America Insurance Group; Joseph F. Morris, former President, United America Indemnity, Ltd.; William F. Schmidt, former President and Chief Executive Officer, United America Insurance Group; and Robert Cohen, former President, Penn Independent Corporation.

Effective February 5, 2007, Mr. Schmidt resigned. In response, on February 8, 2007, our Board of Directors appointed Saul A. Fox as Chief Executive Officer of United America Indemnity, Ltd., which was the role previously held by Mr. Fishman, and Mr. Fishman was appointed President and Chief Executive Officer of United America Insurance Group. On September 30, 2006, Mr. Cohen’s employment with us was terminated in connection with the sale by Penn Independent Corporation of substantially all of its assets to Brown & Brown, Inc. Mr. Morris resigned effective August 25, 2006.

The following is a discussion regarding our objectives and philosophies regarding executive officer and director compensation, as well as the actions taken in 2006 and the compensation paid to executive officers with respect to 2006.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our executive officers and directors are: (i) fostering achievement of corporate performance objectives; (ii) recognizing participants’ contributions to corporate success; and (iii) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all executive officers and directors. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our executive officers and directors working toward our business objectives. The Compensation Committee designs the executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

Generally, we structure our executives’ total compensation packages to be within the range of compensation paid by peer companies to their executives. We consider our peer companies to be those who are similarly-sized, operating in the insurance industry and emphasizing long-term incentive compensation in structuring their own executives’ compensation packages. We believe that such benchmarking provides a suitable balance between the competitive nature of our business, the attendant need to recruit and retain talented executives, and the Compensation Committee’s strong desire to ensure our executives do not receive compensation in excess of their peers or their contribution to our long-term success and shareholder value. We believe, however, that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities which differentiate our practices from those of our peers. In short, our executives will be well compensated if, and only if, they create value for our shareholders over a period of several years.

We use three primary components of executive compensation to satisfy our compensation objectives: base salary, performance-based annual cash bonus incentives through our Annual Incentive Awards Program, and long-term incentive opportunities through options and awards of restricted shares pursuant to our Share Incentive Plan. Our policies with respect to these components are discussed below.

Base Salary

The Compensation Committee uses base salary to compensate executives at salary levels comparable to the levels used within our peer group. Individual salaries set within a competitive range are also based upon an evaluation of other factors such as individual past performance, potential with us, level and scope of responsibility, and internal equity. Base salaries are reviewed annually by the Compensation Committee to determine if such salaries continue to fall within a competitive range relative to our peer group. Base salaries for each of the executive officers named below in the Summary Compensation Table were set initially in the officers’ employment agreements with us and have been increased in subsequent years in connection with across-the-board salary increases to account for general cost of living adjustments as well as enhanced professional responsibilities.

Annual Cash Bonus Incentives

Our annual cash bonus opportunities are generally designed to motivate executives to focus on the performance of the division, subsidiary, or unit for which they have primary responsibility. Annual cash bonuses are paid through our Amended and Restated Annual Incentive Awards Program, pursuant to which the Compensation Committee and the Section 162(m) Committee establish the criteria and objectives that must be met during the applicable performance period in order to earn an annual bonus. The criteria relate to certain objective performance goals, such as net income per share, operating income and underwriting income as well as individual performance expectations. The amount of the annual bonuses payable to our Chief Executive Officer, Chief Financial Officer and the three most highly compensated officers (other than the CEO) (collectively, the “named executive officers”) are dependent, in large measure, on our performance with respect to performance targets, and the extent to which actual performance exceeds or falls short of target performance directly results in a corresponding increase or decrease in the bonus payable.

With respect to 2006, the annual cash bonus opportunities related to our operating income with respect to Joseph F. Morris, our former President, and Kevin L. Tate, our Chief Financial Officer, underwriting income with respect to William F. Schmidt, the former President and Chief Executive Officer of United America Insurance Group, Richard S. March, General Counsel of United America Insurance Group, and David R. Whiting, the President and Chief Executive Officer of Wind River Reinsurance Company, Ltd., and net income of Penn Independent with respect to Robert Cohen, the former President and Chief Executive Officer of Penn Independent Corporation. Mr. Whiting was also eligible for a cash bonus on the basis of individual achievement of certain qualitative goals. Beginning in 2007, Mr. Fishman’s cash bonus opportunities will be tied to net income per share targets. These targets reflect each executive’s responsibilities and a day-to-day emphasis on generating profits.

The Compensation Committee believes that the targets which are set each year are challenging, but within reach of a talented executive team. The Compensation Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees in the event that the Compensation Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. We may also clawback bonuses in accordance with the Sarbanes-Oxley Act of 2002 in the event that our financials are restated.

Long-term Incentives

Because short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders, our executive officers are also eligible to receive equity awards under the terms of our Share Incentive Plan. Grants under the Share Incentive Plan are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We also believe that providing executive officers with equity ownership: (i) serves to align the interests of executive officers with shareholders by creating a direct link between compensation and shareholder return; (ii) creates a significant, long-term interest in our success; and (iii) aids in the retention of key executive officers in a competitive market for executive talent.

The Compensation Committee approves all grants of equity compensation to our executive offices and employees as it deems appropriate to achieve the goals set forth above and establishes the time or times at which grants of restricted stock will be awarded under our Share Incentive Plan. To promote our goals of attracting and retaining talented executives, equity grants usually vest over certain periods of time subject to continued employment in good standing (or are subject to transferability restrictions) which vesting is contingent in certain instances on attainment of performance goals. Grants that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted shares so that, from day one, the executive is a shareholder with a significant personal stake in United America Indemnity, Ltd.

With respect to stock options, the Compensation Committee will set the exercise price of an aggregate grant of options as of the closing price of our stock on the date of grant. Neither material nonpublic information nor the pending release of such information is generally considered when selecting grant dates or when convening a meeting of the Compensation Committee. While our decision to hire Mr. Fishman constituted material non-public information at the time he received his option grant (the announcement of his hiring was made two business days later), he began providing services to us on the option grant date. Because of these services, the Compensation Committee determined that the option grant and its effective date was appropriate.

Equity Ownership Generally

We have adopted certain policies with respect to equity compensation, all of which apply to our executive officers and directors, such as policies regarding insider trading policies which prohibits trading during periods immediately preceding the release of material non-public information. We also permit officers to establish so-called Rule 10b5-1 trading plans, subject to the prior approval of our General Counsel.

We expect our executive officers to maintain a significant personal stake in our company. While we have not yet established stock ownership guidelines that are applicable to every executive, we will consider adopting such guidelines in 2007. Individual guidelines were established in connection with Messrs. Fishman and Morris’ employment agreements.

Other Benefits

Our executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance and short-term and long-term disability benefits. Furthermore, all of our officers and directors and the directors and officers of our subsidiaries are covered by our directors and officers liability insurance.

Directors’ Compensation

The form and amount of director compensation is determined by the Board of Directors based on recommendations by our Nominating and Governance Committee. We believe that director compensation should not only be competitive, but also fair and reasonable in light of our directors’ background and experience, as well as the overall time, effort, and complexity involved in carrying out their responsibilities as directors. In determining the form and amount of consideration to be paid to our non-employee directors, we strive to ensure that director compensation does not exceed customary levels by critically evaluating the amount and form of consideration that we directly or indirectly pay to each director and to organizations with which a director is affiliated, so as not to jeopardize any director’s independence. In order to align the objectives of our directors and our shareholders, as well as to retain directors for an extended period, our directors receive annual retainers and meeting fees in a combination of cash and restricted shares or, if the director so elects, entirely in restricted shares. The shares are not transferable for a period of three years following their grant so as to ensure that our directors maintain a long-term perspective when overseeing our operations. Amounts earned by our directors are set forth in Proposal One. We anticipate that our Nominating and Governance Committee will in 2007 undertake a review of our director compensation in relation to comparative data in the industry, as they last did in 2005.

Employment Agreements

We have entered into employment agreements with each of our executive officers, as described in more detail below following the Summary Compensation Table. These agreements are important to the future of our business because our success depends, in part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy, and identify and pursue strategic opportunities and initiatives. We believe that such agreements are helpful in providing our executives with some comfort regarding their duties and compensation in exchange for necessary restrictive covenants with respect to competitive activity, non-solicitation, and confidentiality during and following the officers’ employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry and in which leveraging the personal relationships of our executives is critical to our success. The employment agreements also dictate the level and extent to which the officers receive post-termination compensation.

Severance and Change in Control Policy

We have established severance consistent with the market practices of our peer companies. The Compensation Committee and the Board of Directors approve appropriate severance policies for each executive officer designed to (i) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (ii) compensate the executive to the extent the executive is subject to a post-termination non-compete agreement.

With respect to change in control policies, we have adopted a limited change in control policy designed to incentivize our executive officers to pursue transactions which benefit our shareholders. Specifically, Messrs. March and Tate are entitled to accelerated vesting of their options in the event that we undergo a change in control while they are employed. Additionally, Mr. Fishman may be entitled to accelerate vesting of his options in the event a change in control occurs while he is employed.

Committee Activities and Compensation Paid to Named Executive Officers and Directors with respect to 2006

The Compensation Committee and the Section 162(m) Committee met several times in 2006 and took a variety of actions relating to the hiring, retention, 2006 compensation and separation of our executives. Actions of the Compensation Committee and the Section 162(m) Committee included: hiring a new Chief Executive Officer; restructuring an integration bonus plan for former Penn-America executives; approving increases in the base salaries of certain executive officers; setting targets and thereafter reviewing and approving incentive compensation with respect to 2006; approving new equity incentive plans for our officers; approving employment agreements and compensation packages for new executive officers; working with a compensation consultant to review compensation packages for our officers; reviewing and approving deal bonuses for certain executives in connection with the sale of Penn Independent Corporation; and approving separation agreements in connection with the departure of certain executive officers. More detail on these activities is set forth below.

Hiring New Chief Executive Officers

In February 2007, our Board of Directors appointed Saul A. Fox to be our Chief Executive Officer. Mr. Fox is serving in this position without compensation.

In February 2007, our Board of Directors appointed Mr. Fishman President and Chief Executive Officer of United America Insurance Group. In November 2006, we had hired Mr. Fishman to be our Chief Executive Officer. The ultimate value of Mr. Fishman’s overall compensation package will depend heavily on our financial performance and on shareholder return during the term of his employment agreement. His annual cash bonus opportunity is tied to achieving targets with respect to net income per share. While half of the cash bonus is paid soon after the year to which it relates, the other half is retained and subject to redetermination three years after the original determination so as to evaluate the development of claims during the three-year period with respect to the original accident year. We feel that this lookback allows us to measure performance in a more accurate manner since determining profits and losses in our industry with reasonable precision can take several years. Mr. Fishman’s annual restricted share grant is also tied to achievement of net income per share targets as well as achievement of certain qualitative growth initiatives approved by our Board of Directors. We believe that we should provide Mr. Fishman with incentives to focus on initiatives which are not easily quantified, but also create incentives that require Mr. Fishman to concentrate on and attain the enumerated net income per share targets.

Mr. Fishman also received an option grant upon hire, half of which vests based on continued employment, and half of which vests based on our achievement of annual income per share targets. The performance tranche may also vest if, upon a change of control, our share price achieves significant growth during Mr. Fishman’s tenure or if we achieve above average performance relative to our peers with respect to return on equity and annual increase in gross written premiums in each of two consecutive years during the 2009-2011 period. This option grant was contingent on Mr. Fishman purchasing $1,000,000 worth of our shares on the date he was hired. We strongly believe that Mr. Fishman’s share purchase created an immediate alignment of his interests with those of our shareholders, and accordingly, we were more willing to grant him options upon the execution of his employment agreement. Furthermore, the vesting terms of the options provide retention and additional performance incentives which are dependent on our profitability and the return realized by our shareholders.

Mr. Fishman received bonuses at the end of 2006 and the first quarter of 2007 which were meant, in part, to make him whole for compensation he would have received from his previous employer, compensation which he forfeited in joining us. He must repay these bonuses in the event that he is terminated for cause or resigns without good reason on or prior to November 27, 2007. We believe that the repayment provisions, the vesting periods tied to Mr. Fishman’s equity interests and the three-year holdback of half of Mr. Fishman’s cash bonus provide powerful retention incentives and protect the investment we made in hiring Mr. Fishman.

Increases in Base Salary for Certain Named Executive Officers

At the beginning of 2006 the Compensation Committee approved increases in base salary to Messrs. Morris, Schmidt and Cohen. The salary increases were meant to reflect the increased responsibilities that each of these officers assumed in connection with the integration of our United National and Penn-America operations and the assignment of Mr. Schmidt to our combined U.S. insurance operations, Mr. Morris to our holding company operations and Mr. Cohen to Penn Independent. Additionally, Mr. March received a base salary increase based on an increase in the cost of living. The Compensation Committee also felt that the previous performance and hard work of these officers merited the increase in base salaries.

Restructuring of the Penn-America Integration Bonus Plan

The Compensation Committee also approved a restructuring of the integration bonus opportunity with respect to certain former Penn-America executives, including Mr. Morris. First, the Compensation Committee certified that the targets with respect to 2005 had been achieved, and, accordingly, eligible participants became vested in half of the integration bonus. Partly because the 2005 results also exceeded the targets previously established for 2006, the Compensation Committee decided to award the tranche originally designed for 2006 performance in February 2006 on the basis of (i) the superior performance for 2005, (ii) the Compensation Committee’s recognition of the earlier-than-anticipated consolidation of our U.S. insurance operations, (iii) the Compensation Committee’s determination that the Penn-America performance targets for 2006 were no longer appropriate performance targets on which to base integration awards given the earlier-than-anticipated consolidation, and (iv) the Compensation Committee’s desire to achieve parity among the integration plan participants and our other senior executives who held time vesting options. While the award was granted earlier than originally planned, the award as restructured vests over a three-year period, with one hundred percent of the award vesting at the end of such three-year period, rather than immediately upon grant. This new vesting period added a significant retention element to the integration award.

New Equity Compensation Opportunities

We also took significant steps in 2006 towards moving to a system of smaller but more frequent awards of equity compensation under our Share Incentive Plan to our executive officers. Many of our senior executives, including Messrs. Schmidt, March and Tate, had last received significant equity grants in connection with the acquisition of our predecessor (and the executives’ simultaneous purchase of significant amounts of restricted shares), and vesting in the remaining portion of these grants is tied to continued employment. Beginning with 2006 and continuing in future years, awards of equity will be made based on performance, and receipt and full vesting in the awards will be subject to continued employment.

Our senior executives were given the opportunity to participate in two equity compensation plans with respect to 2006 performance. First, Messrs. Schmidt, Morris, March and Tate are, or while employed in good standing, were eligible for an equity award based upon the achievement of targets with respect to the operating income of our U.S. operations. Because we derive the majority of our income from our U.S. operations, we felt it was appropriate to tie these awards to achievement of what we felt were challenging income targets. Additionally, this award is not made until after the 2009 accident year, and we feel that giving time for 2006 accident year results to develop best reflects the nature by which we realize profits and losses and provides a powerful retention incentive for our senior executives.

The second opportunity was made available to the same participants, along with Mr. Cohen while he was employed by Penn Independent. It is dependent on achievement of certain targets relative to our return on equity. We feel that this target measures the efficiency and extent to which we employ our assets in a manner that produces sustainable long-term growth. The three-year vesting period associated with awards of restricted shares pursuant to this opportunity provides an incentive to recipients to remain with us following an award grant.

Based on our 2006 return on equity program, Messrs. Schmidt and Morris would have received, if still employed in good standing, and Messrs. March and Tate did receive awards of restricted stock that vest over a three year period.

Resignation of Joseph F. Morris

Joseph F. Morris, our former principal executive officer and President, resigned effective August 25, 2006. We entered into a separation agreement which we view as favorable and whereby we agreed to lift the transferability restrictions placed on Mr. Morris’ integration bonus shares in return for his general release of claims. We incurred no severance costs in connection with his separation.

Resignation of William F. Schmidt

William F. Schmidt, the former President and Chief Executive Officer, United America Insurance Group, resigned effected February 5, 2007. As described below under Executive Compensation — Employment Agreements, we filed a lawsuit against Mr. Schmidt to enforce non-competition, non-solicitation, confidentiality and certain other restrictive covenants in Mr. Schmidt’s employment agreement. Under the agreement to resolve our lawsuit, Mr. Schmidt agreed (1) to relinquish all of his stock options in exchange for or payments in amounts substantially less than the market value of the underlying shares (less the relevant strike price) as of March 28, 2007, to be paid in installments through August 5, 2008 if Mr. Schmidt maintains compliance with the injunction described under Executive Compensation — Employment Agreements below, (2) to relinquish all claims to any 2006 cash and equity incentive compensation, and (3) relinquish any claims to severance and unvested stock options.

Perquisites

The material perquisites provided to our executives are relatively limited. In 2006 we paid premiums on a life insurance policy on behalf of Mr. Morris and an automobile allowance to Mr. Morris while he was employed. These benefits were a continuation of the arrangements maintained on Mr. Morris’ behalf while he was an executive officer of Penn-America. Given the relatively minimal cost of this policy and automobile allowance relative to Mr. Morris’ contributions to United America Indemnity, Ltd., the Compensation Committee felt that continuation of this benefit was appropriate.

As shown below in the Summary Compensation Table, Mr. Whiting receives housing and transportation allowances. Such allowances are customary in Bermuda as methods of recruiting executives due to the scarcity of local talent. The Compensation Committee considered the cost of such allowances when reviewing and approving both Mr. Whiting’s base salary and his overall compensation package.

As shown below in the Summary Compensation Table, in 2006 we paid for Mr. Schmidt’s country club membership, which Mr. Schmidt used to entertain current and potential customers. The Compensation Committee considered the cost of the membership an appropriate business development expense.

Lastly, Mr. Fishman was reimbursed for certain of his commuting and living costs. This arrangement was temporary and meant to make him whole with respect to moving from his former residence in Illinois to the Philadelphia area. We felt that reimbursement of these costs was appropriate in light of the need (i) to recruit for executive talent on a nationwide basis for senior executive talent and (ii) to incentivize for Mr. Fishman to join us, since failure to reimburse these costs would have diminished the value of Mr. Fishman’s compensation package. In order to give us protection, the relocation expenses are recoverable by us in the event that Mr. Fishman resigns or is terminated for cause prior to the first anniversary of his becoming CEO.

Use of Compensation Consultants

In 2006 our Compensation Committee retained Frederick W. Cook & Co., Inc., an outside compensation consultant, to perform a comparative study of the compensation packages of certain executives, including those executive who were then our four most highly paid executive officers, their terms and conditions of employment with the packages, and the terms and conditions of the executives among a peer group recommended by the consultant. The peer group consisted of similarly-sized publicly-traded companies with a similar business focus. The consultant opined that (1) widespread change with respect to our cash compensation opportunities was not needed, (2) our practice of granting long-term incentive compensation through restricted stock should be preserved, and (3) current practices with respect to employment contracts, perquisites and change in control benefits should be maintained. The consultant also recommended that we make changes to the stock ownership guidelines which we currently use. The Compensation Committee found the consultant’s report to be of great assistance, and will rely on it when making future compensation decisions with respect to our senior executives.

In 2006 we also used data and advice from two different consultants, Marsh Management Services (Bermuda) Ltd. and Pricewaterhouse Coopers (Bermuda), relative to compensation paid at similar companies in Bermuda in connection with our internal review of the compensation paid to employees at Wind River Reinsurance Company, Ltd. We also used the data to establish compensation packages for Mr. Whiting and other new hires at Wind River Reinsurance Company, Ltd. and to ensure that the compensation paid to our Wind River Reinsurance Company, Ltd. employees was in line with other Bermuda-based insurance operations and with our overall compensation philosophy.

Review of Equity Granting Policies

Our Audit Committee has conducted a review of our equity compensation polices and practices and reported the results of its review to our Board of Directors. We have since concluded that there were no outstanding issues relating to any option “backdating” and that past practices with respect to option grants were appropriate.

Sale of Penn Independent

In connection with the sale of substantially all of the assets of Penn Independent, Mr. Robert Cohen, then Chief Executive Officer and President of Penn Independent, was paid a cash bonus in connection with the sale, and he received accelerated vesting of his unvested options. The Compensation Committee approved the bonus payment and the option acceleration prior to the sale in order to incentivize Mr. Cohen to complete the transaction and because the value realized by the sale was in line with the targets set by our management and by our Board of Directors. The Compensation Committee also felt that this bonus was appropriate due to Mr. Cohen’s considerable and valuable role in negotiating, structuring and consummating the transaction and his successful efforts in recruiting several key executives at Penn Independent, whom the buyer deemed to be crucial to the transaction.

Other Material Considerations

Post-Employment Benefits

The post-employment benefits available to our executive officers are subject to the terms of the officers’ employment agreements. These benefits are meant to provide the officers with protection in the event that they are forced to seek other employment by virtue of a “without cause” or “good reason” termination, and provide consideration for their restrictive covenants. Our executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our normal 401(k) plan and the matching contributions therein.

Our non-employee directors are not provided with any post-service benefits. The only material effect of a change in control of United America Indemnity, Ltd. on our non-employee directors’ compensation would be a lifting of the transferability restrictions on their restricted shares.

Impact of Accounting, Tax and Legal Considerations

With respect to taxes, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deduction that we may claim in any tax year with respect to compensation paid to the Chief Executive Officer, Chief Financial Officer and certain other named executive officers. Accordingly, the Compensation Committee and the Section 162(m) Committee monitor which executive officers qualify as the so-called “named executive officers” so that steps may be taken to ensure that compensation paid to these officers is deductible under Section 162(m).

Certain types of performance-based compensation are exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section 162(m). The Compensation Committee and the Section 162(m) Committee seek to structure performance-based and equity compensation for our named executive officers in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation. All compensation paid to our executive officers with respect to 2006, except for a portion of the $750,000 transaction bonus paid to Mr. Cohen, was deductible for purposes of Section 162(m).

Compensation is also affected by Section 409A of the Internal Revenue Code. Section 409A dictates the manner by which deferred compensation opportunities are offered to our employees and requires, among other things, that “nonqualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We operate our existing deferred compensation arrangements in accordance with Section 409A, and we will continue to use the transition period provided by the Internal Revenue Service to amend our plans where necessary to maintain compliance with Section 409A.

We also take into account Sections 280G and 4999 of the Internal Revenue Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. Because these taxes dampen the incentives we provide to our executives to pursue a beneficial transaction for our shareholders, we often structure our compensation opportunities in a manner which reduces the impact of Sections 280G and 4999.

Lastly, another legal development — the SEC’s promulgation of new rules regarding public companies’ disclosure of executive compensation — has helped us provide relevant information to our shareholders regarding our philosophy, procedures and actions. The new rules have also helped to provoke discussion among Compensation Committee members, management and outside advisors, and we expect that this discussion will better enable us to recruit and retain the best talent and to align such talent’s interests with the interests of our shareholders.

Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to each of our named executive officers and directors is reasonable and appropriate. The value of the compensation payable to our executives and directors is heavily dependent on our performance and the investment return realized by our shareholders. Furthermore, our executives’ and directors’ total compensation opportunities are comparable to our competitors’ executives’ and directors’ opportunities. These compensation opportunities will allow us to attract and retain talented executives and directors who have helped and who will continue to help us grow as we look to the years ahead.

Executive Compensation

Summary Compensation Table

The following table shows information concerning the compensation recorded by United America Indemnity, Ltd. for the most recent fiscal year paid to principal executive officers, Chief Financial Officer, and other named executive officers.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation	Earnings	Compensation		Total

Robert M. Fishman, President and Chief Executive Officer, United America Insurance Group and Former Chief Executive Officer, UAI	2006	$46,154	$500,000	—	$112,854	—	—	$13,448	(3)	$672,456
Kevin L. Tate, Chief Financial Officer, UAI	2006	$314,400	$187,200	$9,512	$176,740	—	—	$13,450	(4)	$701,302
David R. Whiting, President and Chief Executive Officer of Wind River Reinsurance Company, Ltd.	2006	$318,750	$175,313	—	—	—	—	$114,332	(5)	$608,395
Richard S. March, General Counsel, United America Insurance Group	2006	$362,444	$216,000	$10,973	$176,740	—	—	$13,422	(6)	$779,579
William F. Schmidt, Former President and Chief Executive Officer, United America Insurance Group	2006	$402,108	—	—	$176,740	—	—	$24,992	(7)	$603,840
Robert Cohen, Former President, Penn Independent Corporation	2006	$248,091	—	—	$363,351	—	—	$761,503	(8)	$1,372,945
Joseph F. Morris, Former President, UAI	2006	$299,039	—	$435,247	—	—	—	$9,730	(9)	$744,016

(1)	The amounts listed represent the dollar amount recognized for financial statement reporting purposes in the 2006 fiscal year for the fair value of restricted stock granted in 2006 and prior fiscal years for the named executives in accordance with SFAS 123R. See Note 14 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)	The amounts listed represent the dollar amount recognized for financial statement reporting purposes in the 2006 fiscal year for the fair value of stock options granted in 2006 and prior fiscal years for the named executives in accordance with SFAS 123R. The amount recognized in 2006 excludes any estimate of forfeiture related to service based vesting.

(3)	Includes reimbursement of $7,278 in relocation expenses and $6,170 in commuting expenses incurred by Mr. Fishman during 2006. Under the terms of his employment agreement, Mr. Fishman is entitled to reimbursement of certain relocation and commuting expenses.

(4)	Represents a matching contribution under our 401(k) plan in the amount of $13,450.

(5)	Includes the following payments to and contributions for Mr. Whiting: $90,000 payment of housing and travel allowance, $10,625 additional matching contribution to Bermuda pension plans, $8,286 payment of employee’s portion of Bermuda employment tax, $4,402 payment of employee’s portion of health and related expenses, and $1,019 payment of employee’s portion of Bermuda social insurance contributions.

(6)	Represents a matching contribution under our 401(k) plan in the amount of $13,422.

(7)	Includes a matching contribution under our 401(k) plan in the amount of $15,271 and a country club membership of $9,721.

(8)	Includes a matching contribution under our 401(k) plan in the amount of $11,503 and a bonus payment of $750,000 to Mr. Cohen in connection with the sale of substantially all of the assets of Penn Independent Corporation.

(9)	Includes a matching contribution under our 401(k) plan in the amount of $6,600, an automobile allowance of $1,300 and a life insurance premium payment of $1,830.

Employment Agreements

Robert M. Fishman

In connection with Mr. Fishman’s appointment as our Chief Executive Officer, we entered into an employment agreement with him in November 2006. The initial term of the agreement is from November 27, 2006 through December 31, 2010, subject to an automatic renewal on a year to year basis in the absence of notice by either party to terminate the agreement. Under the agreement, Mr. Fishman is to receive an annual base salary of $600,000. Mr. Fishman shall also receive an annual bonus for the 2006 calendar year equal to $500,000, with $100,000 paid on December 30, 2006 and the remainder paid on March 15, 2007, subject to continued employment on each payment date. In respect of each full calendar year during the term, commencing with 2007, we will provide Mr. Fishman with an annual bonus opportunity based upon the achievement of more than 90% of certain consolidated net income per share targets. Such awards, if achieved, are to be paid in both cash and restricted shares. The first $500,000 shall be payable in restricted shares, and with respect to calendar year 2007-2009, shall vest at the rate of 25% per year over four years. Thereafter, any restricted shares awarded shall vest at the rate of 33% over three years. Subject to continued employment, Mr. Fishman shall also be entitled to a cash payment to cover the federal and state tax liability associated with the vesting of such restricted stock. Any annual bonus amount earned in excess of the first $500,000 shall be paid in cash, with 50% of such amount paid within 30 days of the approval of such bonus by our Board of Directors. The remaining 50% shall be retained for three years. After such three-year period, the performance score for the original bonus year shall be redetermined and any retained amounts, after being increased or reduced, shall then be paid to Mr. Fishman, along with a deemed investment return thereon. Receipt of the retained cash amounts and vesting in restricted shares are both subject to certain continued employment requirements.

Under the agreement, Mr. Fishman purchased 40,486 of our Class A Common Shares at an aggregate purchase price of $1,000,000. These shares are not transferable except in limited instances. Mr. Fishman also received 404,858 options to acquire our Class A Common Shares, with an exercise price equal to $24.70. 50% of such options shall be time vesting options and vest at the rate of 25% per year over four years. The remaining 50% are performance vesting options and shall vest at the rate of up to 25% per year over four years, subject to achievement of certain performance targets by Mr. Fishman. The performance vesting options may also vest (a) upon a change of control of United America Indemnity, Ltd., it is determined that the price of our shares grew at or in excess of a 15% compounded annual rate during the period beginning as of the effective date of the employment agreement and ending as of the date of the change of control or (b) for each of either 2009 and 2010 or 2010 and 2011, our annual return on equity and annual increase in gross written premiums exceeded the results achieved by more than 50% of a group of our publicly-traded peers. Option vesting is subject to certain continued employment requirements.

Mr. Fishman’s employment may be terminated at any time by our Board of Directors or by Mr. Fishman upon three months written notice. If a termination is for cause, death or disability, Mr. Fishman shall be entitled to receive all accrued but unpaid base salary, and any vesting of restricted stock and/or options shall cease. If Mr. Fishman’s employment is terminated without Cause or for good reason, Mr. Fishman shall receive 18 months base salary (less any amounts paid during the applicable notice period), continued benefits for 18 months, and continued vesting in awarded restricted stock and conditionally vested performance vesting options. For 18 months following Mr. Fishman’s termination for any reason, Mr. Fishman shall be subject to certain non-compete, non-solicit and confidentiality obligations.

It is anticipated that a new employment agreement with Mr. Fishman reflecting Mr. Fishman’s position as President and Chief Executive Officer of United America Insurance Group will be finalized in 2007.

Kevin L. Tate

Mr. Tate has an executive employment agreement with United National Insurance Company, or “UNIC,” an indirect wholly-owned subsidiary of United America Indemnity, Ltd. The agreement provides for an initial employment term through December 31, 2008, with additional one-year renewal terms unless either party gives 90 days’ prior written notice of non-renewal to the other. If UNIC elects not to renew the agreement at the end of the initial term, and Mr. Tate has otherwise performed satisfactorily, he will receive, conditioned upon execution of a general release and compliance with post-termination obligations, monthly payments of base salary until the earlier of six months following the date of termination or the commencement of full-time employment with another employer.

With respect to the annual cash compensation, the agreement provides that Mr. Tate is entitled to an annual direct salary of not less than $312,000, which is subject to review on an annual basis. Mr. Tate is also eligible for an annual bonus, conditioned on the achievement of performance targets included in our Amended and Restated Annual Incentive Awards Program.

Under the agreement, UNIC may also terminate Mr. Tate for “cause” or if he becomes “disabled” (as such terms are defined in the agreement) or upon his death of Mr. Tate, in which case (1) Mr. Tate would not be entitled to any separation payments in the case of a termination for cause or death, and (2) in the case of disability, Mr. Tate would be entitled to six months of base salary payable monthly (subject to reduction for disability payments otherwise received by Mr. Tate), and conditioned upon the execution by Mr. Tate of a general release and compliance with post-termination obligations.

If UNIC terminates Mr. Tate without “cause” or he resigns as a result of the relocation of the principal executive offices of UNIC or the business relocation of Mr. Tate (in both cases without UNIC offering Mr. Tate a reasonable relocation package), UNIC has agreed to severance pay of 18 months, payable monthly, and subject to the execution of a general release and further adjustment for the equity compensation package granted to such executive.

During this severance period, UNIC is also obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Tate participates until the earlier of the end of the severance period or Mr. Tate becoming eligible for coverage by another employer and subject to Mr. Tate continuing to bear his share of coverage costs.

The agreement also imposes non-compete, non-solicitation, and confidentiality obligations on Mr. Tate upon his termination for any reason. The agreement provides that for a period of 18 months following the termination of employment for any reason (but in the case of termination for cause, only after a determination by our Board of Directors of such substantial failure to perform), Mr. Tate shall not engage directly or indirectly, whether as owner, manager, operator, or otherwise, in any property and casualty insurance or reinsurance company that writes more than 15% of its written premium by issuing commercial insurance policies for businesses through a network of wholesale or managing general agents on a binding authority basis. The agreement also contains non-solicitation provisions that prohibit Mr. Tate, for a period of 18 months following termination of employment, from doing business with any employee, officer, director, agent, consultant, or independent contractor employed by or performing services for UNIC, or engaging in insurance-related business with any party who is or was a customer of UNIC during Mr. Tate’s employment (or during such 18-month period), or a business prospect of UNIC during Mr. Tate’s employment. The agreement also provides that Mr. Tate may elect to forego separation payments and certain equity awards and in return no longer be subject to certain provisions of the non-competition restrictions (such as those prohibiting engaging in the specialty and casualty insurance business or any business engaging in the insurance agency or brokerage business), but still remain subject to the other non-compete provisions, confidentiality provisions, and non-solicitation provisions of the agreement. If Mr. Tate violates his restrictive covenants or confidentiality obligations, the employment agreement also permits UNIC to recover gain realized by Mr. Tate upon the exercise of options or sale of shares during a designated period, to purchase his shares at the lesser of cost or fair market value and for the forfeiture of any unexercised options.

Mr. Tate has been granted various options to purchase our Class A Common Shares. The first set of options granted on September 5, 2003 have an exercise price of $10 per share and initially provided for vesting over time in 20% increments over a five-year period, with any unvested options forfeitable upon termination of Mr. Tate’s employment for any reason (including cause). Mr. Tate was granted 39,375 of these options. Effective December 31, 2005, the vesting schedule was amended so that 20% vested as of December 31, 2004, 40% vested as of December 31, 2005, 52% is vested as of December 31, 2006, 64% is vested as of December 31, 2007 and 100% is vested as of December 31, 2008. The second set of options are performance-vesting options granted on September 5, 2003, having an exercise price of $10 per share and initially provided vesting in 25% increments over a four-year period and conditioned upon our achieving various operating targets. Mr. Tate was granted 65,625 of these options. Effective December 31, 2005, the terms of these performance-vesting options were amended in order to eliminate the performance criteria. The performance hurdle with respect to accelerated option vesting upon a change of control was also eliminated. As a result, the options vest and become exercisable in accordance with the following timetable, without regard to performance criteria: 0% vested as of December 31, 2004, 50% vested as of December 31, 2005, 60% is vested as of December 31, 2006, 70% is vested as of December 31, 2007 and 100% is vested as of December 31, 2008. All of the unvested options will become vested upon a change of control of our company if Fox Paine & Company has achieved a specified rate of return on its investment in us.

David R. Whiting

Mr. Whiting entered into an employment agreement in May 2006 with Wind River Insurance Company (Bermuda), Ltd. (now known as Wind River Reinsurance Company, Ltd., the “Company”), an indirect, wholly owned subsidiary of United America Indemnity, Ltd., effective as of April 1, 2006 (the “Effective Date”), pursuant to which Mr. Whiting agreed to serve as President and Chief Executive Officer of the Company. The agreement between Mr. Whiting and the Company provides for an initial employment term of three years from the Effective Date, with additional one-year renewal terms, unless either party gives written notice to the other at least ninety days prior to the expiration of the then current term. Mr. Whiting receives a base salary of $425,000 subject to adjustment (“base salary”) and is eligible for an annual cash bonus. For calendar year 2006, Mr. Whiting was eligible for (i) a cash bonus ranging from twenty percent to forty-five percent of his base salary based upon the Company achieving certain income targets (excluding affiliated company cessions)

and (ii) a cash bonus equal to ten percent of his base salary if Mr. Whiting achieved certain goals and initiatives relative to affiliated company cessions. For fiscal years after 2006 during which Mr. Whiting is employed in good standing by the Company, the bonus program shall be determined by the board of directors of the Registrant; provided, however, that Mr. Whiting may be entitled to an award of cash, if approved by the Registrant’s board of directors, in an amount no less than forty percent of his base salary as of December 31 of the calendar year for which a bonus is awarded. During the employment term, Mr. Whiting is also entitled to a housing allowance of $9,000 per month and a transportation and travel allowance of $1,000 per month.

The agreement also imposes certain non-compete, non-solicitation, no-hire and confidentiality obligations on Mr. Whiting following the termination of his employment for any reason.

Pursuant to the agreement, the Company may terminate Mr. Whiting for “cause” (as such term is defined it the agreement), upon his “permanent disability” (as such term is defined in the agreement) or upon his death. Mr. Whiting may terminate his employment with or without “good reason” (as such term is defined in the agreement) following forty-five days’ written notice to the Company. If Mr. Whiting’s employment is terminated by the Company because of death or permanent disability or for cause, by Mr. Whiting without good reason or if the term expires, the Company shall pay to Mr. Whiting his full base salary plus housing, transportation and travel allowances through the date of termination at the rate in effect at the time of termination and the Company shall have no further obligations to Mr. Whiting under the agreement. If Mr. Whiting’s employment is terminated by the Company without cause or by Mr. Whiting for good reason, then the Company shall pay, subject to his execution of a general release and his compliance with certain post-termination obligations, to Mr. Whiting an amount equal to Mr. Whiting’s then monthly base salary plus housing and transportation and travel allowances multiplied by six, with such amount payable in equal monthly installments, and shall maintain any medical or health-and-accident plan in effect for such time. During the twelve month period following Mr. Whiting’s employment, Mr. Whiting agrees to be available to the Company from time to time to assist on matters he worked on during his employment at the Company or its affiliates.

The Company has also agreed to indemnify Mr. Whiting for all taxes levied, assessed or applied on the income or assets of Mr. Whiting by any governmental authority other than the Government of Bermuda, resulting from his employment activities incurred at the direction of the Company.

Richard S. March

Mr. March has an executive employment agreement with United National Insurance Company, or “UNIC,” an indirect wholly-owned subsidiary of United America Indemnity, Ltd. The agreement provides for an initial employment term through December 31, 2008, with additional one-year renewal terms unless either party gives 90 days’ prior written notice of non-renewal to the other. If UNIC elects not to renew the agreement at the end of the initial term, and Mr. March has otherwise performed satisfactorily, Mr. March will receive, conditioned upon execution of a general release and compliance with post-termination obligations, monthly payments of base salary until the earlier of six months following the date of termination or the commencement of full-time employment with another employer.

With respect to the annual cash compensation, the agreement provides that Mr. March is entitled to an annual direct salary of not less than $320,000, which is subject to review on an annual basis. Mr. March is also eligible for an annual bonus, conditioned on the achievement of performance targets included in our Amended and Restated Annual Incentive Awards Program.

Under the agreement, UNIC may also terminate Mr. March for “cause” or if Mr. March becomes “disabled” (as such terms are defined in the agreement) or upon the death of Mr. March, in which case (1) Mr. March would not be entitled to any separation payments in the case of a termination for cause or death, and (2) in the case of disability, Mr. March would be entitled to six months of base salary payable monthly (subject to reduction for disability payments otherwise received by Mr. March), and conditioned upon the execution by Mr. March of a general release and compliance with post-termination obligations.

If UNIC terminates the Mr. March without “cause” or he resigns as a result of the relocation of the principal executive offices of UNIC or the business relocation of Mr. March (in each case without UNIC offering Mr. March a reasonable relocation package), UNIC has agreed to severance pay of 18 months, payable monthly, and subject to the execution of a general release and further adjustment for the equity compensation package granted to such executive.

During this severance period, UNIC is also obligated to maintain any medical, health, and accident plan or arrangement in which Mr. March participates until the earlier of the end of the severance period or Mr. March becoming eligible for coverage by another employer and subject to Mr. March continuing to bear his share of coverage costs.

The agreement also imposes non-compete, non-solicitation, and confidentiality obligations on Mr. March upon their termination for any reason. The non-compete provisions provide that for a period of 18 months following the termination of employment for any reason, Mr. March shall not directly or indirectly engage in any “competitive business,” which includes any business engaging in the specialty property and casualty insurance business or any business engaging in the insurance agency or brokerage business (or any other material business of UNIC or its affiliates) or which has business dealings with any general agency or producer of UNIC. The agreement also contains non-solicitation provisions that prohibit Mr. March, for a period of 18 months following termination of employment, from doing business with any employee, officer, director, agent, consultant, or independent contractor employed by or performing services for UNIC, or engaging in insurance-related business with any party who is or was a customer of UNIC during Mr. March’s employment (or during such 18-month period), or a business prospect of UNIC during Mr. March’s employment. The agreement also provide that Mr. March may elect to forego separation payments and certain equity awards and in return no longer be subject to certain provisions of the non-competition restrictions (such as those prohibiting engaging in the specialty and casualty insurance business or any business engaging in the insurance agency or brokerage business), but still remain subject to the other non-compete provisions, confidentiality provisions, and non-solicitation provisions of the agreement. If Mr. March violates the restrictive covenants or confidentiality obligations, the employment agreement also permits UNIC to recover gain realized by Mr. March upon the exercise of options or sale of shares during a designated period, to purchase their shares at the lesser of cost or fair market value and for the forfeiture of any unexercised options.

Mr. March has been granted various options to purchase our Class A common shares. The first set of options granted on September 5, 2003 have an exercise price of $6.50 per share and are fully vested. Mr. March was granted 56,074 options from this set of options. The second set of options granted on September 5, 2003 have an exercise price of $10 per share and initially provided for vesting over time in 20% increments over a five-year period, with any unvested options forfeitable upon termination of Mr. March’s employment for any reason (including cause). Mr. March was granted 39,375 of these options. Effective December 31, 2005, the vesting schedule was amended so that 20% vested as of December 31, 2004, 40% vested as of December 31, 2005, 52% is vested as of December 31, 2006, 64% is vested as of December 31, 2007 and 100% is vested as of December 31, 2008. The third set of options are performance-vesting options granted on September 5, 2003, having an exercise price of $10 per share and initially provided vesting in 25% increments over a four-year period and conditioned upon our achieving various operating targets. Mr. March was granted 65,625 of these options. Effective December 31, 2005, the terms of these performance-vesting options were amended in order to eliminate the performance criteria. The performance hurdle with respect to accelerated option vesting upon a change of control was also eliminated. As a result, the options vest and become exercisable in accordance with the following timetable, without regard to performance criteria: 0% vested as of December 31, 2004, 50% vested as of December 31, 2005, 60% is vested as of December 31, 2006, 70% is vested as of December 31, 2007 and 100% is vested as of December 31, 2008. All of the unvested options will become vested upon a change of control of our company if Fox Paine & Company has achieved a specified rate of return on its investment in us.

William F. Schmidt

Mr. Schmidt, former President and Chief Executive Officer of United America Insurance Group, entered into an employment agreement with United National Insurance Company in May 2004, which was amended in January 2006. Mr. Schmidt resigned effective February 5, 2007. On February 12, 2007, we filed a lawsuit in state court in Montgomery County, Pennsylvania to enforce non-competition, non-solicitation, confidentiality and certain other restrictive covenants in Mr. Schmidt’s employment agreement. On March 29, 2007, we agreed to resolve our lawsuit against Mr. Schmidt on the following basis:

(1) Mr. Schmidt agreed to be bound by a permanent, stipulated injunction broader in scope than the restrictive covenants and other terms and conditions in his employment agreement (the “Injunction”). The parties submitted the Injunction to the court on March 30, 2007. The Injunction provides, in pertinent part, that (a) until August 5, 2008, Mr. Schmidt may not compete, either directly or indirectly, with our business; (b) until August 5, 2008, Mr. Schmidt may not engage in business, either directly or indirectly, with certain named insurance and/or reinsurance companies and their affiliates; (c) until August 5, 2008, Mr. Schmidt may not engage in any insurance-related business with certain named agents, program administrators and their affiliates; (d) until August 5, 2008, Mr. Schmidt is prohibited from being co-employed with Jonathan J. Ritz, former Senior Vice President — COO of United America Insurance Group and Gerould J. Goetz, former Senior Vice President — Claims of United America Insurance Group; (e) Mr. Schmidt is prohibited from disclosing to anyone any confidential and/or proprietary information about us; (f) Mr. Schmidt must certify that he has not disclosed information about or belonging to us to anyone other than his counsel; (g) Mr. Schmidt must turn over, delete and/or destroy, and must otherwise certify as to having turned over, deleted and/or destroyed, any and all information about or belonging to us that he took, whether in electronic or hard-copy form, that it is in his possession, custody or control or in the possession, custody or control of his counsel; and (h) we agreed with Mr. Schmidt agreed that in any proceeding to enforce the Injunction and/or remedy a breach of the Injunction, the prevailing party shall be entitled to reimbursement for attorneys’ fees and costs incurred in the proceeding.

(2) Mr. Schmidt agreed to relinquish all of his options to acquire our Class A Common Shares in exchange for payments in amounts substantially less than the market value of the underlying shares (less the relevant strike price) as of March 28, 2007, to be paid in installments through August 5, 2008 if Mr. Schmidt maintains compliance with the Injunction.

(3) Mr. Schmidt relinquished all claims to any 2006 cash and equity incentive compensation. Mr. Schmidt also relinquished any claims to severance and unvested stock options.

Robert Cohen

On September 30, 2006, Mr. Cohen’s employment with us was terminated in connection with the sale by Penn Independent Corporation of substantially all of its assets to Brown & Brown, Inc. Mr. Cohen had an executive employment agreement with Penn Independent Corporation (“PIC”) an indirect wholly-owned subsidiary of the United America Indemnity, Ltd. In connection with the sale of substantially all of the assets of PIC, Mr. Cohen was paid a cash bonus and the vesting of his unvested options was accelerated.

Joseph F. Morris

Mr. Morris, former President of United America Indemnity, Ltd. entered into an employment agreement in March 2006 with United America Indemnity Group, Inc. (“UAIGI”), an indirect, wholly owned subsidiary of United America Indemnity, Ltd., under which Mr. Morris agreed to serve as our President and as President of UAIGI. Mr. Morris resigned effective August 25, 2006 and as a result his employment agreement was terminated. On August 25, 2006, Mr. Morris entered into a letter agreement with us, which acknowledged his resignation and his post-termination obligations, including certain confidentiality, non-competition and non- solicitation obligations. Additionally, in consideration for his executing the general release attached to the letter agreement, certain transfer restrictions on certain shares held by Mr. Morris were waived by United America Indemnity, Ltd.

Grants of Plan-Based Awards During 2006

The following table shows information concerning grants of plan-based awards made by United America Indemnity, Ltd. in 2006 to its principal executive officers, Chief Financial Officer, and other named executive officers. These awards were grants under our Share Incentive Plan, which is described in Proposal 2.

										All Other
										Option		Grant
										Awards:	Exercise or	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			All Other Stock		Number of	Base	Value of
		Under Non-Equity			Under Equity			Awards: Number		Securities	Price of	Stock and
	Grant	Incentive Plan Awards			Incentive Plan Awards			of Shares of Stock		Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Awards

Robert M. Fishman(1)	11/9/06	—	—	—	—	—	—	—		202,429	$24.70	$1,682,693
	11/9/06	—	—	—	—	—	—	—		202,429	$24.70	$1,682,693
Kevin L. Tate(2)	2/21/07	—	—	—	—	—	—	4,208		—	—	$106,589
David R. Whiting	—	—	—	—	—	—	—	—		—	—	—
Richard S. March(2)	2/21/07	—	—	—	—	—	—	4,855		—	—	$123,977
William F. Schmidt	—	—	—	—	—	—	—	—		—	—	—
Robert Cohen	—	—	—	—	—	—	—	—		—	—	—
Joseph F. Morris	2/15/06	—	—	—	—	—	—	21,800		—	—	$466,520
	2/15/06	—	—	—	—	—	—	21,800	(3)(4)	—	—	$466,520
	2/16/06	—	—	—	—	—	—	11,808	(4)	—	—	$259,776

(1)	Mr. Fishman’s employment agreement includes the grant of options to purchase 404,858 shares of our Class A Common Shares split evenly between time-based and performance-based options at the grant date market value of $24.70 per share. The time-based options vest at 25% on each December 31 2007 through 2010. The performance-based options generally vest at the same rate based on our achievement of various financial performance goals.

(2)	During the third quarter of 2006, our Board of Directors authorized a restricted stock incentive award to our officers if we achieved a minimum 10% return on equity based on 2006’s operating results. As a result of our achievement of this threshold return in 2006, our Compensation Committee awarded these restricted shares during the first quarter of 2007, based on the December 31, 2006 market value of our Class A Common Shares, which will vest 33 1/3% on each January 1 of 2008 through 2010.

(3)	In connection with our acquisition of Penn-America Group, Mr. Morris entered into an employment agreement, which provided for the establishment of an integration bonus plan payable in our Class A Common Shares, if specified integrated company performance goals for 2005 and 2006, respectively, were achieved. Our Compensation Committee subsequently eliminated the performance criteria relating to the 2006 Bonus Determination Year, and instead granted restricted stock to the plan participants, which vest at the rate 20% on each of February 15, 2007 and February 15, 2008 and 60% on February 15, 2009, subject to certain employment-related requirements.

(4)	Mr. Morris forfeited these shares as a result of his resignation as our President on August 25, 2006.

Outstanding Equity Awards at December 31, 2006

The following table shows information concerning outstanding equity awards at December 31, 2006 made by United America Indemnity, Ltd. to its principal executive officers, Chief Financial Officer and other named executive officers.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market
			Plan					Awards:	or Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock	Stock	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	That Have	That Have	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Robert M. Fishman	—	202,429	—	$24.70	11/6/16	—	—	—	—
			202,429	$24.70	11/6/16	—	—	—	—
Kevin L. Tate	39,375	26,250	—	$10.00	9/5/13	—	—	—	—
	20,475	18,900	—	$10.00	9/5/13	—	—	—	—
		—				4,208	$106,589	—	—
David R. Whiting	—	—	—	—	—	—	—	—	—
Richard S. March	56,074	—	—	$6.50	9/5/13	—	—	—	—
	39,375	26,250	—	$10.00	9/5/13	—	—	—	—
	20,475	18,900	—	$10.00	9/5/13	—	—	—	—
			—			4,855	$122,977	—	—
William F. Schmidt(1)	39,375	26,250	—	$10.00	9/5/13	—	—	—	—
	20,475	18,900	—	$10.00	9/5/13	—	—	—	—
Robert Cohen	—	—	—	—	—	—	—	—	—
Joseph F. Morris	—	—	—	—	—	—	—	—	—

(1)	Mr. Schmidt relinquished all of his options to acquire our Class A Common Shares as part of a lawsuit settlement with United America Indemnity, Ltd.

Options Exercised and Stock Vested in 2006

The following table shows information concerning each 2006 exercise of options and each vesting of restricted shares awarded to our principal executive officers, Chief Financial Officer, and other named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert M. Fishman	—	—	—	—
Kevin L. Tate	—	—	—	—
David R. Whiting	—	—	—	—
Richard S. March	—	—	—	—
William F. Schmidt	—	—	—	—
Robert Cohen(1)	105,000	$1,320,745	—	—
Joseph F. Morris	—	—	23,342	$499,120

(1)	The value of the options exercised by Mr. Cohen are shown net of transaction processing fees.

Pension Benefits in 2006

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation in 2006

None of our named executive officers participate in any nonqualified defined contribution or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change-in-Control

The following is a summary of the agreements and plans that provide for payment to a named executive officer at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities.

Robert M. Fishman

Under his employment agreement with us, Mr. Fishman’s employment may be terminated at any time by our Board of Directors or by Mr. Fishman upon three months written notice.

•	Termination by Us for Cause or Termination by Death or Disability, If a termination of Mr. Fishman’s employment is for cause, death or disability, Mr. Fishman is entitled to receive all accrued but unpaid base salary, and any vesting of restricted stock and/or options shall cease. For the details of Mr. Fishman’s salary, restricted stock, and options, see the description of Mr. Fishman’s employment agreement under “Employment Agreements.”

Under Mr. Fishman’s employment agreement, “cause” means (i) the engaging by Mr. Fishman in malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (ii) the material violation by Mr. Fishman of any of the covenants or other provisions of his employment agreement after notice from us and a failure to cure such violation within 10 days of our notice (to the extent our Board of Directors reasonably determines such violation is curable and subject to notice), (iii) a breach by Mr. Fishman of any representation or warranty contained in the employment agreement, (iv) the determination by our Board of Directors that Mr. Fishman has exhibited incompetence or gross negligence in the performance of his duties, (v) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Fishman, (vi) Mr. Fishman being charged with a felony or other crime involving moral turpitude, (vii) failure to establish his and his family’s primary residence in the greater Philadelphia metropolitan area within six months of the date of the employment agreement, or (viii) Mr. Fishman substantially failing to perform his duties after notice from us and failure to cure such non-performance within 10 days of our notice (to the extent our Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees or senior executives.

Under Mr. Fishman’s employment agreement, “disability” occurs when a licensed physician selected by us determines that Mr. Fishman is disabled and he is unable to perform or complete his duties under his employment agreement for a period of 180 consecutive days or 180 days within any twelve-month period.

•	Termination by Us without Cause or Termination by Mr. Fishman for Good Reason. If Mr. Fishman’s employment is terminated without cause or for good reason, Mr. Fishman shall receive 18 months base salary (less any amounts paid during the applicable notice period), continued benefits for 18 months, and continued vesting in awarded restricted stock and conditionally vested performance vesting options. For the details of Mr. Fishman’s salary, restricted stock, and options, see the description of Mr. Fishman’s employment agreement under “Employment Agreements.”

Under Mr. Fishman’s employment agreement, “good reason” means a willful and substantial reduction in his material responsibilities and reporting as provided for in the employment agreement which remains uncured for 30 days after written notice thereof is provided by Mr. Fishman to us setting forth in reasonable detail the alleged breach. Mr. Fishman must provide such written notice within 10 days of the event allegedly giving rise to good reason or such alleged event shall not provide a basis for such notice. A modification as to whom Mr. Fishman shall report resulting from a change of control does not constitute good reason.

•	Voluntary Termination. If Mr. Fishman voluntarily terminates his employment without Good Reason, we will pay him accrued and unpaid based salary through the termination date (less applicable withholding taxes). For the details of Mr. Fishman’s salary, see the description of Mr. Fishman’s employment agreement under “Employment Agreements.”

•	Change of Control. Under his employment agreement, Mr. Fishman received 404,858 options to acquire our Class A Common Shares, with an exercise price equal to $24.70. 50% of such options shall be time vesting options and vest at the rate of 25% per year over four years. The remaining 50% are performance vesting options and shall vest at the rate of up to 25% per year over four years, subject to achievement of certain performance targets by Mr. Fishman. The performance vesting options may also vest upon a change of control of United America Indemnity, Ltd., if it is determined that the price of our shares grew at or in excess of a 15% compounded annual rate during the period beginning as of the effective date of the employment agreement and ending as of the date of the change of control.

Assuming Mr. Fishman’s employment was terminated under each of these circumstances on December 31, 2006, and without taking into account any value assigned to Mr. Fishman’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated
		Equity and Performance
		Awards ($)
	Base	Time		Performance
	Salary ($)	Based		Based		Other ($)		Total ($)

With Cause; Death; Disability(1)	—	—		—		—		—
Without Cause or For Good Reason	$900,000	—		—		$21,174	(2)	$921,174
Voluntary Termination	—	—		—		—		—
Change of Control	—	—	(4)	—	(4)	—		—

(1)	We would have no further obligation to Mr. Fishman except to pay him for all accrued but unpaid base salary through the termination date.

(2)	The present value of medical and dental benefits was used to calculate this amount.

(3)	Assumes continued employment following a change of control. If Mr. Fishman were to be terminated for without cause following a change of control, Mr. Fishman would be entitled to the severance set forth above in “Without Cause or For Good Reason.”

(4)	If a change of control occurred on December 31, 2006, based on the per share closing price of our Class A Common Shares on December 29, 2006, the provisions for the accelerated vesting of unvested and provisionally vested stock options set forth in Mr. Fishman’s employment agreement would not have been met, and therefore, no accelerated vesting would have occurred.

Kevin L. Tate and Richard S. March

Under the employment agreements of Mr. Tate and Mr. March (each, the “Executive”) with United National Insurance Company (“UNIC”), UNIC may terminate the Executive’s employment with or without cause, upon his death or disability.

•	Termination by Us for Cause, Termination by Death or Disability. If UNIC terminates the Executive’s employment for cause or if the Executive’s employment is terminated because of death, the Executive would not be entitled to any separation payments. If the Executive’s employment is terminated because of his disability, he would be entitled to six months of base salary payable monthly (subject to reduction for disability payments otherwise received by the Executive), and conditioned upon the execution by the Executive of a general release and compliance with post-termination obligations. For the details of the salaries of Mr. Tate and Mr. March, see the description of their employment agreements under “Employment Agreements.”

Under each employment agreement, “cause” means (i) the Executive substantially failing to perform his duties after notice from UNIC and failure to cure such violation within 10 days of the notice (to the extent our Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees or senior executives, (ii) the engaging by the Executive in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (iii) the material violation by the Executive of certain provisions of his employment agreement or share/option agreements after notice from UNIC and a failure to cure such violation within 10 days of the notice, (iv) a breach by the Executive of any representation or warranty in his employment agreement or share/option agreements, (v) the determination by our Board of Directors that the Executive has exhibited incompetence or gross negligence in the performance of his duties, (vi) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of the Executive, or (vii) the Executive being charged with a felony or other crime involving moral turpitude.

Under each employment agreement, “disabled” means that the Executive is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any twelve-month period.

•	Termination by UNIC without Cause or Termination by the Executive for Good Reason. If UNIC terminates the Executive without cause or he resigns as a result of the relocation of UNIC’s principal executive offices or the business relocation of the Executive (in both cases without us offering the Executive a reasonable relocation package), the Executive is entitled to severance pay of 18 months, payable monthly, and subject to the execution of a general release and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical, health, and accident plan or arrangement in which the Executive participates until the earlier of the end of the severance period or the Executive becoming eligible for coverage by another employer and subject to the Executive continuing to bear his share of coverage costs.

The agreement also provides that the Executive may elect to forego separation payments and certain equity awards and in return no longer be subject to certain provisions of the non-competition restrictions (such as those prohibiting engaging in the specialty and casualty insurance business or any business engaging in the insurance agency or brokerage business), but still remain subject to the other non-compete provisions, confidentiality provisions, and non-solicitation provisions of the agreement.

•	Expiration. If UNIC elects not to renew the Executive’s employment agreement at the end of the initial term (December 31, 2008), and the Executive has otherwise performed satisfactorily, he will receive, conditioned upon execution of a general release and compliance with post-termination obligations, monthly payments of his base salary until the earlier of six months following the date of termination or the commencement of full-time employment with another employer. For the details of the Executive’s salary, see the description of the Executive’s employment agreement under “Employment Agreements.”

•	Change of Control. All of the Executive’s unvested options become vested upon a change of control of our company if Fox Paine & Company has achieved a specified rate of return on its investment in us. For the details of the Executive’s options, see the description of the Executive’s employment agreement under “Employment Agreements.”

Assuming Mr. Tate’s employment was terminated under each of these circumstances on December 31, 2006, and without taking into account any value assigned to Mr. Tate’s covenant not to compete, such payments and benefits would have had an estimated value of:

			Value of Accelerated
			Equity and Performance
			Awards ($)
	Base		Time		Performance
	Salary ($)		Based		Based	Other ($)		Total ($)

With Cause; Death(1)	—		—		—	—		—
Disability	$157,200	(2)	—		—	—		$157,200
Without Cause or For Good Reason	$471,600		—		—	$21,174	(3)	$492,774
Expiration	$157,200		—		—	—		$157,200
Change of Control	—		$692,150	(5)	—	—		$692,150

(1)	We would have no further obligation to Mr. Tate except to pay him for all accrued but unpaid base salary through the termination date.

(2)	Subject to reduction for disability payments otherwise received by Mr. Tate.

(3)	The present value of medical and dental benefits was used to calculate this amount.

(4)	Assumes continued employment following a change of control. If Mr. Tate were to be terminated for without cause following a change of control, Mr. Tate would be entitled to the severance set forth above in “Without Cause or For Good Reason.”

(5)	Represents the value of unvested outstanding options that would accelerate and vest on a change of control. In the case of options, the value is calculated by multiplying the number of shares underlying each accelerated unvested option by the difference between the per share closing price of our Class A Common Shares on December 29, 2006 and the per share exercise price.

Assuming Mr. March’s employment was terminated under each of these circumstances on December 31, 2006, and without taking into account any value assigned to Mr. March’s covenant not to compete, such payments and benefits would have had an estimated value of:

			Value of Accelerated
			Equity and Performance
			Awards ($)
	Base		Time		Performance
	Salary ($)		Based		Based	Other ($)		Total ($)

With Cause; Death(1)	—		—		—	—		—
Disability	$181,222	(2)	—		—	—		$181,222
Without Cause or For Good Reason	$543,666		—		—	$16,506	(3)	$560,172
Expiration	$181,222		—		—	—		$181,222
Change of Control	—		$692,150	(5)	—	—		$692,150

(1)	We would have no further obligation to Mr. March except to pay him for all accrued but unpaid base salary through the termination date.

(2)	Subject to reduction for disability payments otherwise received by Mr. March.

(3)	The present value of medical and dental benefits was used to calculate this amount.

(4)	Assumes continued employment following a change of control. If Mr. March were to be terminated for without cause following a change of control, Mr. March would be entitled to the severance set forth above in “Without Cause or For Good Reason.”

(5)	Represents the value of unvested outstanding options that would accelerate and vest on a change of control. In the case of options, the value is calculated by multiplying the number of shares underlying each accelerated unvested option by the difference between the per share closing price of our Class A Common Shares on December 29, 2006 and the per share exercise price.

David R. Whiting

Under Mr. Whiting’s employment agreement with Wind River Insurance Company (Bermuda), Ltd. (now known as Wind River Reinsurance Company, Ltd., the “Company”), we may terminate Mr. Whiting’s employment with or without cause, upon his permanent disability or upon his death. Mr. Whiting may terminate his employment with or without good reason following 45 days’ written notice to us.

•	Termination by Us for Cause, Termination by Death or Disability. If the Company terminates Mr. Whiting’s employment for cause or if Mr. Whiting’s employment is terminated because of death or permanent disability, the Company will pay to Mr. Whiting his full base salary plus housing, transportation and travel allowances through the date of termination at the rate in effect at the time of termination. For the details of Mr. Whiting’s salary, see the description of Mr. Whiting’s employment agreement under “Employment Agreements.”

Under Mr. Whiting’s employment agreement, “cause” means any of (i) Mr. Whiting’s substantially failing to perform his duties (other than as a result of a permanent disability) after notice from the Company and failure to cure such violation within 30 days of the notice (to the extent our Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees or senior executives, (ii) the engaging by Mr. Whiting in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (iii) the material violation by Mr. Whiting of certain provisions of his employment agreement after notice from the Company and a failure to cure such violation within 10 days of the notice, (iv) a breach by Mr. Whiting of any representation or warranty, (v) the determination by our Board of Directors that Mr. Whiting has exhibited incompetence or gross negligence in the performance of his duties, (vi) the receipt of a final written directive or order of any governmental body or entity requiring termination or removal of Mr. Whiting, and/or (vii) Mr. Whiting being charged with a felony or other crime involving moral turpitude.

Under Mr. Whiting’s employment agreement, “permanent disability” means those circumstances where Mr. Whiting is unable to continue to perform the usual customary duties of his assigned job for a period of six consecutive months or for 180 days in any six-month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

•	Termination by Us without Cause or Termination by Mr. Whiting for Good Reason. If Mr. Whiting’s employment is terminated by us without cause or by Mr. Whiting for good reason, then the Company will pay, subject to his execution of a general release and his compliance with certain post-termination obligations, to Mr. Whiting an amount equal to his then monthly base salary plus housing and transportation and travel allowances multiplied by six, with such amount payable in equal monthly installments, and will maintain any medical or health-and-accident plan in effect for such time.

Under Mr. Whiting’s employment agreement, “good reason” means (i) a material reduction in the duties or responsibilities of Mr. Whiting such that he is no longer serving as an executive of the Company, (ii) a reduction in his salary as in effect immediately prior to such change; (iii) any requirement by us that Mr. Whiting be based anywhere other than Bermuda; or (iv) the failure by us to obtain an assumption agreement from any successor to us. Mr. Whiting is required to notify the Company of his intention to resign for good reason within 45 days of the first occurrence of the event or action which constitutes good reason. The Company then has 30 days to cure such event giving rise to good reason. Mr. Whiting’s failure to object to an event or action that constituted good reason within such 45 day period will preclude him from alleging that such event constituted good reason following this period.

•	Voluntary Termination; Expiration. If Mr. Whiting voluntarily terminates his employment without good reason or the term of his employment agreement expires, the Company will pay to Mr. Whiting his full base salary plus housing, transportation and travel allowances through the date of termination at the rate in effect at the time of termination. For the details of Mr. Whiting’s salary, see the description of Mr. Whiting’s employment agreement under “Employment Agreements.”

Assuming Mr. Whiting’s employment was terminated under each of these circumstances on December 31, 2006, and without taking into account any value assigned to Mr. Whiting’s covenant not to compete, such payments and benefits would have had an estimated value of:

Value of Accelerated
Equity and Performance
Awards ($)
	Base	Time	Performance
	Salary ($)	Based	Based	Other ($)		Total ($)

With Cause; Death; Disability(1)	—	—	—	—		—
Without Cause or For Good Reason	$212,500	—	—	$67,727	(2)	$280,227
Voluntary Termination; Expiration	—	—	—	—		—

(1)	We would have no further obligation to Mr. Whiting except to pay for all accrued but unpaid base salary plus housing, transportation and travel allowances through the date of termination.

(2)	Includes $60,000 of house and travel allowances and $7,227 relating to our medical or health and accident arrangements.

Compensation Committee Interlocks and Insider Participation

Saul A. Fox is and was during 2006 a member of the Compensation Committee. On February 8, 2007, our Board of Directors appointed Mr. Fox as our Chief Executive Officer. No other member of the Compensation Committee is or was during 2006 an employee, or is or ever has been an officer of United America Indemnity, Ltd. or its subsidiaries. No executive officer of United America Indemnity, Ltd. served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board of Directors or the Compensation Committee.

Code of Business Conduct and Ethics

On January 26, 2004, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers, and employees of United America Indemnity, Ltd. and its subsidiaries. Our Board of Directors most recently reviewed and approved the Code of Business Conduct and Ethics in October 2006. A copy of our Code of Business Conduct and Ethics is available on our website at www.uai.ky.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our common shares as of March 31, 2007, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our executive officers;

•	each of our directors;

•	each holder known to us to hold beneficially more than 5% of any class of our shares; and

•	all of our executive officers and directors as a group.

As of March 31, 2007, the following share capital of United America Indemnity, Ltd. was issued and outstanding:

•	24,652,364 Class A common shares; and

•	12,687,500 Class B common shares, each of which is convertible at any time at the option of the holder into one Class A common share.

Based on the foregoing, and assuming each Class B common share is converted into one Class A common share, as of March 31, 2007, there would have been 37,339,864 Class A common shares issued and outstanding.

Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

					% Total	% As-
	Class A		Class B		Voting	Converted
Name and address of	Common Shares		Common Shares		Power(2)	Ownership(3)
Beneficial Owner**	Shares	%	Shares	%	%	%

Fox Paine & Company(4)	14,310,226	38.3%	12,687,500	100%	84.8%	38.3%
Columbia Wanger Asset Management, L.P.(5)	1,918,000	7.8%	—	—	1.3%	5.1%
Morgan Stanley(6)	1,637,430	6.6%	—	—	1.1%	4.4%
FMR Corp.(7)	1,359,536	5.5%	—	—	*	3.6%
Hotchkis & Wiley Capital Management(8)	1,274,051	5.2%	—	—	*	3.4%
Richard S. March(9)	132,029	*	—	—	*	*
Kevin L. Tate(10)	90,308	*	—	—	*	*
Robert M. Fishman	40,486	*	—	—	*	*
Edward J. Noonan	34,408	*	—	—	*	*
Stephen A. Cozen	16,875	*	—	—	*	*
Richard L. Duszak	15,370	*	—	—	*	*
John J. Hendrickson(11)	12,366	*	4,417	*	*	*
Saul A. Fox(12)	8,440	*	—	—	*	*
Dr. Kenneth J. Singleton(13)	7,121	*	—	—	*	*
Troy W. Thacker(12)	5,207	*	—	—	*	*
Larry A. Frakes	—	*	—	—	*	*
David R. Whiting	—	*	—	—	*	*
All directors and executive officers as a group (14) (consists of 12 persons)	362,610	1.47%	4,417	*	*	*

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o United America Indemnity, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands.

(1)	The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of March 31, 2007. In particular, Class A common shares that may be acquired by a particular beneficial owner upon the conversion of Class B common shares are deemed to be outstanding for the purpose of computing the percentage of the Class A common shares owned by such beneficial owner but are not deemed to be outstanding for the purpose of computing the percentage of the Class A common shares owned by any other beneficial owner. As a result, the percentages in these columns do not sum to 100%.

(2)	The percentages in this column represent the percentage of the total outstanding voting power of United America Indemnity, Ltd. that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each Class B common share has ten votes, and the denominator is the total number of votes to which all outstanding shares of United America Indemnity, Ltd. are entitled, again taking into account that each Class B common share has ten votes.

(3)	The percentages in this column represent the percentage of the total outstanding share capital of United America Indemnity, Ltd. that a particular beneficial owner holds on an as-converted basis, assuming that each Class B common share is converted into one Class A common share. As of March 31, 2007, there were 37,339,864 Class A common shares outstanding on an as-converted basis. The numerator used in this calculation is the total number of Class A common shares each beneficial owner holds on an as-converted basis and the denominator is the total number of Class A common shares on an as-converted basis.

(4)	The security holders are: U.N. Holdings (Cayman), Ltd.; and U.N. Co-Investment Fund I (Cayman), L.P.; U.N. Co-Investment Fund II (Cayman), L.P.; U.N. Co-Investment Fund III (Cayman), L.P.; U.N. Co-Investment Fund IV (Cayman), L.P.; U.N. Co-Investment Fund V (Cayman), L.P.; U.N. Co-Investment Fund VI (Cayman), L.P.; U.N. Co-Investment Fund (Cayman) VII, L.P.; U.N. Co-Investment Fund VIII (Cayman), L.P.; and U.N. Co-Investment Fund IX (Cayman), L.P. (collectively, the “Co-Investment Funds”). A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. is held by Fox Paine Capital Fund II International, L.P. The sole managing general partner of Fox Paine Capital Fund II International, L.P. is Fox Paine Capital International Fund GP, L.P. The sole general partner of Fox Paine Capital International Fund GP, L.P. is Fox Paine International GP, Ltd. As a result, each of Fox Paine Capital Fund II International, L.P., Fox Paine Capital International Fund GP, L.P., and Fox Paine International GP, Ltd. may be deemed to control U.N. Holdings (Cayman), Ltd. The sole general partner of each of the Co-Investment Funds is Fox Paine Capital Co-Investors International GP, Ltd., which, together with Fox Paine Capital International Fund GP, L.P., as its sole shareholder, and Fox Paine International GP, Ltd., as the sole general partner of Fox Paine Capital International Fund GP, L.P., may be deemed to control such funds. In addition, pursuant to a management agreement with Fox Paine Capital International GP, Ltd. and Fox Paine Capital Fund II International, L.P., Fox Paine & Company, LLC acts as the investment advisor for certain of the security holders and, consequently, may be deemed to be the indirect beneficial owner of such securities. Fox Paine International GP, Ltd., as the general partner of Fox Paine Capital International Fund GP, L.P., may terminate that management agreement at any time in its sole discretion. Fox Paine International GP, Ltd. disclaims ownership of any securities that Fox Paine Capital International Fund GP, L.P. may beneficially own to the extent of any partnership interests in Fox Paine Capital International Fund GP, L.P. that persons other than Fox Paine International GP, Ltd. hold. Fox Paine Capital International Fund GP, L.P., in turn, disclaims ownership of any securities that Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd. may beneficially own to the extent of any partnership or share capital interests in Fox Paine Capital Fund II International, L.P. and Fox Paine Capital Co-Investors International GP, Ltd., respectively, that persons other than Fox Paine Capital International Fund GP, L.P. hold. Fox Paine Capital Fund II International, L.P. disclaims ownership of any securities that U.N. Holdings (Cayman), Ltd. beneficially owns to the extent of any share capital interests in U.N. Holdings (Cayman), Ltd. that persons other than Fox Paine Capital Fund II International, L.P. hold. Fox Paine Capital Co-Investors International GP, Ltd. disclaims ownership of any securities that the Co-Investment Funds beneficially own to the extent of any partnership interests in the Co-Investment Funds that persons other than Fox Paine Capital Co-Investors International GP, Ltd. hold. Fox Paine & Company, LLC disclaims ownership of any securities that it or any of the foregoing security holders may beneficially own.

(5)	Based on information provided pursuant to an amended Schedule 13G filed with the Securities and Exchange Commission jointly by Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) and Columbia Acorn Trust (the “Columbia Trust”) on January 11, 2007. Columbia Wanger, an investment advisor, reported that it has the sole power to dispose or direct the disposition of 1,918,000 Class A common shares, has sole power to vote or direct the vote of 1,718,000 of those shares, and shared power to vote or direct the vote of 200,000 of those shares. These shares include approximately 1,642,000 Class A common shares held by the Columbia Trust, a business trust that is advised by Columbia Wanger. The address for Columbia Wanger and the Columbia Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois, 60606.

(6)	Based on information provided pursuant to a Schedule 13G filed on February 15, 2007 with the Securities and Exchange Commission, which reported that Morgan Stanley and its subsidiaries and affiliates (collectively “Morgan Stanley”) with sole power to vote or direct the vote of 1,558,378 Class A common shares, shared power to vote or direct the vote of 2,330 Class A common shares, and sole power to dispose or direct the disposition of 1,637,430 Class A common shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(7)	Based on information provided pursuant to an amended Schedule 13G filed on February 14, 2007 with the Securities and Exchange Commission jointly by Edward C. Johnson 3d, FMR Corp. (a company controlled by Edward C. Johnson 3d and members of his family), Fidelity Management & Research Company (a wholly-owned subsidiary of FMR Corp.), and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary of FMR Corp.). Pyramis Global Advisors Trust Company, an investment manager and bank, has sole voting and dispositive power of 40,400 Class A common shares. Fidelity Management & Research Company, an investment advisor, has power to dispose or direct the disposition of 1,319,136 shares, but that the board of trustees of the Fidelity Funds retain voting power as to these shares. FMR Corp., a holding company, through its control of Pyramis Global Advisors Trust Company and Fidelity Management & Research Company, has the power to direct the disposition of 1,359,356 shares, and the power to direct the vote of 40,400 shares. Edward C. Johnson 3d and certain members of his family, by virtue of their direct and indirect stock ownership and execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR Corp. and therefore, through their control of Pyramis Global Advisors Trust Company and Fidelity Management & Research Company, have the power to direct the disposition of 1,359,356 shares, and the power to direct the vote of 40,400 shares. The address for Edward C. Johnson 3d, FMR Corp. and Fidelity Management & Research Company is 82 Devonshire Street, Boston Massachusetts, 02109. The address for Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts 02109.

(8)	Based on information provided pursuant to an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to all 1,274,051 shares, it has sole voting power over only 842,964 of those shares and no shared voting power over the remaining shares. The address for Hotchkis is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(9)	Includes 115,924 Class A common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 59,850 Class A common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Mr. Hendrickson owns a 99.9% limited partner interest in a limited partnership that holds 1,351 Class A common shares and 4,417 Class B common shares. Mr. Hendrickson is Managing Partner of SFRi, LLC, which holds 3,600 Class A common shares.

(12)	Each of Messrs. Fox and Thacker is a shareholder of Fox Paine International GP, Ltd., which acts through its board of directors, which includes Mr. Fox. In addition, Mr. Fox is a member of Fox Paine & Company, LLC. Each of Messrs. Fox and Thacker disclaims beneficial ownership of all shares held by U.N. Holdings (Cayman), Ltd. and each of the Co-Investment Funds, except to the extent of his indirect pecuniary interest in such shares through ownership of such entities.

(13)	Dr. Singleton resigned as a director of United America Indemnity, Ltd. effective April 24, 2007.

(14)	Includes 175,774 Class A common shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

Related Party Transactions

The Audit Committee of our Board of Directors is responsible for reviewing related party transactions and making recommendations with respect to related party transactions to our Board of Directors for its formal approval. If a member of the Audit Committee or our Board of Directors is a party to the transaction, he will not vote on the approval of the transaction.

Generally, the transactions reviewed by the Audit Committee are all transactions with related parties, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” includes any executive officer, director, nominee for director or holder of more than 5% of our Class A Common Shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Charter of our Audit Committee provides that the Audit Committee shall (a) review and discuss with management all related party transactions that are relevant to an understanding of our financial statements, and (b) any of our material financial or non-financial arrangements that do not appear in our financial statements and (c) make recommendations to our Board of Directors with respect to related party transactions. In addition, management prepares a report that is provided to our Board of Directors at each of their meetings which details each related party transaction that was entered into since the prior meeting and the status of each related party transaction that is currently active.

Our Relationship with Fox Paine & Company

In this Proxy Statement, unless the context requires otherwise, the term “Fox Paine & Company” refers to Fox Paine & Company, LLC and affiliated investment funds.

Acquisition of Wind River Investment Corporation

On September 5, 2003, Fox Paine & Company made an aggregate capital contribution of $240.0 million to us, in exchange for an aggregate of 10.0 million Class B common shares and 14.0 million Series A preferred shares, and we acquired Wind River Investment Corporation, the holding company for our U.S. Operations, from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania. Before September 5, 2003, Wind River Investment Corporation was owned by the Ball family trusts and had no relationship with Fox Paine & Company, other than as described in this section.

To effect the acquisition, we used $100.0 million of this $240.0 million capital contribution to purchase a portion of the common stock of Wind River Investment Corporation held by the Ball family trusts. We then purchased the remainder of the outstanding common stock of Wind River Investment Corporation that was also held by the Ball family trusts, paying consideration consisting of 2.5 million Class A common shares, 3.5 million Series A preferred shares and senior notes issued by Wind River Investment Corporation having an aggregate principal amount of approximately $72.8 million, which have since been paid off.

Of the remaining $140.0 million contributed to us, we then contributed $80.0 million to our U.S. Operations, used $42.4 million to capitalize our Non-U.S. Operations and used $17.6 million to fund fees and expenses incurred in connection with the transaction.

Shareholders Agreement

The material terms of the Amended and Restated Shareholders Agreement dated as of December 15, 2003, as further amended by Amendment No. 1 to the Amended and Restated Shareholders Agreement dated as of April 10, 2006, among United National Group, Ltd. (now United America Indemnity, Ltd.), Fox Paine & Company and the Ball family trusts (the “Shareholders Agreement”), are described below.

Board Composition.  The Shareholders Agreement provides that our Board of Directors shall be comprised of no fewer than seven directors. Fox Paine & Company has the right to nominate no fewer than five of the members of the Board of Directors. Fox Paine & Company nominated Saul A. Fox, Troy W. Thacker, John J. Hendrickson, Stephen A. Cozen and Larry A. Frakes for election as directors at the 2007 Annual General Meeting pursuant to its rights under the Shareholders Agreement.

Termination.  Certain material terms of the Shareholders Agreement will terminate when Fox Paine & Company ceases to hold at least 25% of our fully diluted outstanding common shares. All terms of the Shareholders Agreement will terminate upon completion of any transaction that results in Fox Paine &

Company and the Ball family trusts owning in the aggregate less than a majority of the voting power of the entity surviving such transaction.

Management Agreement

On September 5, 2003, as part of the acquisition of Wind River Investment Corporation, we entered into a management agreement with Fox Paine & Company and The AMC Group, L.P., an affiliate of the Ball family trusts (the “Management Agreement”). In the Management Agreement, we agreed to pay to Fox Paine & Company an initial management fee of $13.2 million for the year beginning on September 5, 2003, which was paid on September 5, 2003, and thereafter an annual management fee of $1.2 million subject to certain adjustments. We likewise agreed to pay to The AMC Group, L.P. an annual management fee of $0.3 million subject to certain adjustments.

On May 25, 2006, we entered into Amendment No. 1 to the Management Agreement with Fox Paine & Company and Wind River Holdings, L.P., formerly The AMC Group, L.P (“Amendment No. 1”). Amendment No. 1 terminates the services provided to us by Wind River Holdings. L.P. as of May 25, 2006. In connection with our ongoing operations, we agreed to pay an annual management fee of $1.5 million to Fox Paine & Company. We believe this fee represents fair value for the services rendered to us by Fox Paine & Company. In exchange for the management fee, Fox Paine & Company continues to assist us and our affiliates with strategic planning, budgets and financial projections and assist us and our affiliates in identifying possible strategic acquisitions and in recruiting qualified management personnel. Fox Paine & Company also consults with us and our affiliates on various matters including tax planning, public relations strategies, economic and industry trends and executive compensation.

Fox Paine & Company will continue to provide management services under this agreement until it no longer holds any equity investment in us or we agree with Fox Paine & Company to terminate this management relationship. In connection with the Management Agreement and Amendment No. 1, we continue to indemnify Fox Paine & Company and Wind River Holdings, L.P. against various liabilities that may arise as a result of the management services they will or have provided us. We also continue to reimburse Fox Paine & Company for expenses incurred in providing management services.

Pursuant to the Management Agreement, on November 8, 2006, we paid Fox Paine & Company a management fee of $1.5 million for services that will be rendered for the one-year period starting September 6, 2006.

Investment with Fox Paine & Company

We are a limited partner in Fox Paine Capital Fund II, L.P. and Fox Paine Capital Fund II International, L.P., investment funds managed by Fox Paine & Company. Our interest in these partnerships is valued, as of December 31, 2006, at $5.9 million, and we have a remaining capital commitment to these partnerships of approximately $4.1 million.

Other Transactions with Fox Paine & Company

On October 4, 2006, we paid Fox Paine & Company a fee of $0.5 million for investment banking services provided in connection with the sale of substantially all of the assets of Penn Independent Corporation, an indirect wholly-owned subsidiary of the United America Indemnity, Ltd. In 2006 and 2005, we directly reimbursed Fox Paine & Company $0.1 million and $0.2 million, respectively, for expenses incurred in providing management services.

Certain Other Relationships and Related Transactions

On April 17, 2006, we entered into Amendment No. 1 to the Amended and Restated Shareholders Agreement with Fox Paine & Company and the Ball family trusts (the “Amendment”). The Amendment reduced the requirement that our Board of Directors be comprised of no fewer than eleven to no fewer than seven directors. Additionally, the Amendment (i) reduced the number of directors that Fox Paine & Company can nominate for election from six directors to five directors; and (ii) terminated the right of the Ball family trust to nominate one director for election.

On May 25, 2006, we entered into Amendment No. 1 to the Management Agreement with Fox Paine & Company, and Wind River Holdings, L.P, formerly The AMC Group, L.P. (“Wind River Holdings”). The Amendment terminated Wind River Holdings’ services as of May 25, 2006, and provided that Wind River Holdings refund $0.04 million to us as a net repayment of the Annual Service Fee paid by us to Wind River Holdings on November 2, 2005. In connection with our ongoing operations, we agreed to pay an annual management fee of $1.5 million to Fox Paine & Company.

On June 30, 2006, Penn Independent Massachusetts, Inc., formerly DVUA Massachusetts, Inc., repurchased twenty shares of common stock that it issued to a minority shareholder for $111,667. As a result, Penn Independent Massachusetts, Inc. is a wholly owned subsidiary of United America Indemnity, Ltd.

In 2006 and 2005, we paid $0.2 million and $0.08 million, respectively, to Cozen O’Connor for legal services rendered. Stephen A. Cozen, the chairman of Cozen O’Connor, is a member of our Board of Directors.

In 2006, we paid $0.5 million in premium to Validus Reinsurance Ltd. (“Validus”), a current participant on our $30.0 million in excess of $30.0 million and $25.0 million in excess of $5.0 million catastrophe reinsurance treaties. No losses have yet been ceded by us under these treaties. We expect to pay $0.7 million of premium to Validus in connection with its participation in these reinsurance agreements during the current treaty periods. There were no payments made to Validus in 2005. Edward J. Noonan, the Chairman and Chief Executive Officer of Validus, is a member of our Board of Directors.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2006.

The Audit Committee operates under a charter adopted by our Board of Directors on December 15, 2003 and amended on April 24, 2007. A copy of our Audit Committee Charter is available on our website at www.uai.ky.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2006.

The Audit Committee discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standard No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standard No. 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from United America Indemnity, Ltd. and its related entities and has discussed with PricewaterhouseCoopers LLP their independence from United America Indemnity, Ltd.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee

John J. Hendrickson
Richard L. Duszak
Larry A. Frakes

Incorporation by Reference

The information contained in this Proxy Statement under the headings “Compensation Committee Report,” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

Shareholder Proposals

Under the Securities and Exchange Commission rules, certain shareholder proposals may be included in our proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for the Annual General Meeting to be held in 2008 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our General Counsel c/o United America Indemnity, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands on or before January 4, 2008.

Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our General Counsel c/o United America Indemnity, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands on or before March 20, 2008, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of these reports. Based on our review of the copies of the reports that we have received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the reporting persons for 2005 were made on a timely basis.

Other Matters

Our management knows of no matters to be presented at the Annual General Meeting other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you send a written request to our General Counsel c/o United America Indemnity, Ltd., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

* * *

Upon request, we will furnish to record and beneficial owners of our Class A and Class B common shares, free of charge, a copy of our annual report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2006. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our General Counsel c/o United America Indemnity, Inc., Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands or e-mailed to info@uai.ky.

April 26, 2007

Appendix A

AMENDMENT NO. 4

UNITED AMERICA INDEMNITY, LTD.

SHARE INCENTIVE PLAN

This AMENDMENT No. 4 (the “Amendment”) effective 31 March 2007 amends the terms and conditions of the United America Indemnity, Ltd. Share Incentive Plan dated 5 September 2003, as amended (the “Plan”).

WHEREAS, the Directors of United America Indemnity, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, desire to effect the revisions to the Plan set forth herein effective the date hereof.

NOW THEREFORE, the Plan is amended as follows:

1. The fifth paragraph of Section 3 of the Plan shall be deleted in its entirety and replaced with the following:

“In the event any merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, share split, reverse share split, extraordinary distribution with respect to the Common Stock, any sale or transfer of all or part of the Company’s assets or business or other change in corporate structure affecting the Common Stock occurs or is proposed (such event, an “Equity Restructuring”), the Committee or the Board shall, effective as of the time of the Equity Restructuring, make such substitution or adjustment in the aggregate number and kind of shares or other property reserved for issuance under the Plan or any limitations under the Plan, in the number, kind and Exercise Price (as defined herein) of shares or other property subject to outstanding Stock Options, in the number and kind of shares or other property subject to Restricted Stock Awards or other Awards, and/or such other substitution or adjustments, in each case as the Committee or the Board shall determine in its discretion to be appropriate, such that the value of the adjusted shares or other property immediately prior to the Equity Restructuring is the same as the value of such adjusted shares or other property immediately following the Equity Restructuring, provided that, in no case shall such determination adversely affect in any material respect the rights of a Participant hereunder or under any Award Agreement. In connection with any event described in this paragraph, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Stock Option and payment in cash or other property in exchange therefor.”

2. The following shall be inserted into the second paragraph of Appendix A of the Plan such that it becomes the second sentence thereof:

“Furthermore, such Performance Criteria may be supplemented by reference to per share determinations.”

A-1

Appendix B

AMENDMENT NO. 2
UNITED AMERICA INDEMNITY, LTD.
AMENDED AND RESTATED
ANNUAL INCENTIVE AWARDS PROGRAM

This AMENDMENT No. 2 (the “Amendment”), effective March 31, 2007, amends the terms and conditions of the United America Indemnity, Ltd. Amended and Restated Annual Incentive Awards Program dated 1 January 2005, as amended (the “Program”).

WHEREAS, the Directors of United America Indemnity, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, desire to effect the revisions to the Program set forth herein effective the date hereof.

NOW, THEREFORE, the Program is hereby amended as follows:

1. The following shall be inserted into the second paragraph of Annex A of the Program such that it becomes the second sentence thereof:

“Furthermore, such Performance Criteria may be supplemented by reference to per share determinations.”

2. The definition of “Program Year” at subsection K of Section III, entitled “Definition of Terms.”, of the Program is deleted in its entirety and replaced with the following:

“K. ‘Program Year’ means a performance period consisting of any consecutive period of twelve months or less between January 1 and December 31.”

3. The second full paragraph of Section V., entitled “Awards for Participants:”, subsection B, entitled “Award Opportunities:” is hereby deleted in its entirety and replaced with the following:

“Award opportunities under the Program may be expressed as a percentage of the Base Salary, and may range from 5% to 200%, or may be expressed as specific dollar amounts; provided, however, that in no event shall payment in respect of an Award for a 12-month Program Year exceed $3 million, which amount shall be prorated for any Program Year less than 12 months.”

4. The first complete sentence in the first full paragraph of Section VI., entitled “Payment of Awards”, is deleted in its entirety and replaced with the following:

“Except as otherwise provided in an Award, a Participant shall be entitled to receive payment in an amount equal to his/her Award no later than March 15 of the year following the Program Year to which payment relates.”

B-1

PROXY
UNITED AMERICA INDEMNITY, LTD.
This Proxy is solicited on behalf of the Board of Directors.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.
     The undersigned, revoking all prior proxies, hereby appoints Garland P. Pezzuolo and Ralph A. Petruzzo, and each and any of them, as the undersigned’s proxies with full power of substitution, to vote all the Class A common shares and Class B common shares held of record by the undersigned, at the close of business on April 3, 2007, at the Annual General Meeting of Shareholders to be held on Friday, May 25, 2007, at 9:00 a.m., local time, at the Burnaby Building, 16 Burnaby Street, Hamilton, Bermuda, or at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:
SEE REVERSE SIDE

*DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL*
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY DELIVERED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4 AND “FOR” EACH OF THE ITEMS INCLUDED IN PROPOSAL 5.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND “FOR” EACH OF THE ITEMS INCLUDED IN PROPOSAL 5.

1.	Election of directors of United America Indemnity, Ltd.:

Nominees:
		FOR	AGAINST	ABSTAIN
	Saul A. Fox	☐	☐	☐
	Robert M. Fishman	☐	☐	☐
	Troy W. Thacker	☐	☐	☐
	John J. Hendrickson	☐	☐	☐
	Edward J. Noonan	☐	☐	☐
	Stephen A. Cozen	☐	☐	☐
	Richard L. Duszak	☐	☐	☐
	Larry A. Frakes	☐	☐	☐

2.	To approve the Amendment to the Share Incentive Plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	To approve the Amendment to the Amended and Restated Annual Incentive Awards Program.

FOR ☐ AGAINST ☐ ABSTAIN ☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of United America Indemnity, Ltd. for 2007 and to authorize the board of directors of United America Indemnity, Ltd., acting by its Audit Committee, to set the fees for the independent registered accounting firm.

FOR ☐ AGAINST ☐ ABSTAIN ☐

5.	A.	Wind River Reinsurance Company, Ltd.

		1.	Election of directors of Wind River Reinsurance Company, Ltd.

			Nominees:	FOR all nominees ☐	WITHHOLD AUTHORITY ☐
			Alan Bossin		for all nominees
Larry A. Frakes
David R. Whiting
Janita Burke Waldron (Alternate Director)
Richard H. Black (Alternate Director)

☐ For all except vote withheld from the following nominee(s):

		2.	To appoint PricewaterhouseCoopers, Hamilton, Bermuda, as the independent auditor of Wind River Reinsurance Company, Ltd. for 2007.

FOR ☐ AGAINST ☐ ABSTAIN ☐

	B.	Wind River Services, Ltd.

		1.	Election of directors of Wind River Services, Ltd.

			Nominees: Alan Bossin	FOR all nominees ☐	WITHHOLD AUTHORITY ☐ for all nominees
David R. Whiting
Janita Burke Waldron (Alternate Director)
Richard H. Black (Alternate Director)

☐ For all except vote withheld from the following nominee(s):

		2.	To appoint PricewaterhouseCoopers, Hamilton, Bermuda, as the independent auditor of Wind River Services, Ltd. for 2007.

FOR ☐ AGAINST ☐ ABSTAIN ☐

		3.	To waive a separate auditors’ report and audited financial statements with respect to Wind River Services, Ltd. for the year ended December 31, 2006.

FOR ☐ AGAINST ☐ ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
The signature on this proxy should correspond exactly with the shareholder’s name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title. Please sign, date and return this proxy in the enclosed postage paid envelope.

SIGNATURE(S)	DATE

* FOLD AND DETACH HERE *